Exhibit 10.9

CONFIDENTIAL	EXECUTION VERSION

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

COLLABORATION AND LICENSE AGREEMENT

Between

ELEVEN BIOTHERAPEUTICS, INC.

and

THROMBOGENICS N.V.

CONFIDENTIAL	EXECUTION VERSION

i

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1.43	“Net Sales”	7
1.44	“Orange Book”	8
1.45	“Other Active Ingredient”	8
1.46	“Party”	8
1.47	“Paragraph IV Certification”	8
1.48	“Patent Prosecution”	9
1.49	“Patent Right”	9
1.50	“Person”	9
1.51	“Phase I Study”	9
1.52	“Phase II Study”	9
1.53	“Phase III Study”	9
1.54	“Regulatory Approval”	9
1.55	“Regulatory Authority”	9
1.56	“Regulatory Documentation”	10
1.57	“Regulatory Exclusivity”	10
1.58	“Research Collaboration”	10
1.59	“Research Term”	10
1.60	“Royalty Term”	10
1.61	“Senior Scientific Officers”	10
1.62	“Target”	10
1.63	“Territory”	10
1.64	“Third Party”	11
1.65	“ThromboGenics Intellectual Property”	11
1.66	“ThromboGenics Know-How”	11
1.67	“ThromboGenics Patent Rights”	11
1.68	“US” or “USA”	11
1.69	“Valid Claim”	11
1.70	Additional Definitions	11
1.71	Interpretation	12

Article II Grant of Licenses		13
2.1	EBI License Grants	13
2.2	ThromboGenics License Grant	13
2.3	Sublicense Rights	13
2.4	Third Party Licensor Rights	14
2.5	No Implied Licenses	14
2.6	Section 365(n) of the Bankruptcy Code	14

Article III Research Collaboration		15
3.1	Overview; Joint Plan and Budget	15
3.2	Technology Transfer	15
3.3	Reports	15
3.4	Joint Research Committee	16
3.5	Alliance Managers	18
3.6	Cost	18

CONFIDENTIAL	EXECUTION VERSION

Article IV Development, Manufacturing and Commercialization		18
4.1	Development and Regulatory Activities	18
4.2	Manufacturing	19
4.3	Commercialization	19

Article V Diligence; Exclusivity		19
5.1	Diligence Obligations	19
5.2	Exclusivity	20

Article VI Financial Provisions		20
6.1	Technology Access Payment	20
6.2	Research Collaboration Costs	20
6.3	Research and Clinical Milestones	21
6.4	Royalties	22
6.5	Recordkeeping; Audit Rights	23
6.6	Method of Payment	24
6.7	Late Payments	24
6.8	Tax Withholding	24
6.9	Blocked Payments	25

Article VII Intellectual Property Ownership, Patent Prosecution and Related Matters		25
7.1	Ownership	25
7.2	Prosecution and Maintenance of Patent Rights	26
7.3	Third Party Infringement	27
7.4	Claimed Infringement	29
7.5	Patent Invalidity Claim	29
7.6	Patent Marking	30

Article VIII Confidentiality		30
8.1	Confidential Information	30
8.2	Employee, Director, Consultant and Advisor Obligations	30
8.3	Publicity	31
8.4	Other Disclosures	31
8.5	Publications	32
8.6	Term	32

Article IX Representations and Warranties		33
9.1	Mutual Representations and Warranties	33
9.2	Mutual Covenants	33
9.3	DISCLAIMER	34

Article X Indemnification; Insurance; Limitations of Liability		34
10.1	Indemnification by ThromboGenics	34
10.2	Indemnification by EBI	34
10.3	Procedure	34
10.4	Insurance	35
10.5	Limitation of Liability	35

CONFIDENTIAL	EXECUTION VERSION

Article XI Term and Termination		36
11.1	Term	36
11.2	Termination for Convenience	36
11.3	Termination for Material Breach	36
11.4	Termination by EBI for ThromboGenics Patent Challenge	36
11.5	Termination for Bankruptcy	36
11.6	Effects of Termination by ThromboGenics for Convenience or by EBI for ThromboGenics’ Uncured Breach, Patent Challenge or Bankruptcy	36
11.7	Effects of Termination by ThromboGenics for EBI’s Uncured Breach or Bankruptcy	37
11.8	Survival	38

Article XII Dispute Resolution		38
12.1	Resolution of Disputes by Executive Officers and Arbitration	38

Article XIII Miscellaneous Provisions		40
13.1	Change of Control	40
13.2	Governing Law	40
13.3	Assignment	41
13.4	Entire Agreement; Amendments	41
13.5	Notices	41
13.6	Exports	42
13.7	Force Majeure	42
13.8	Performance by Affiliates and Licensees	42
13.9	Independent Contractors	42
13.10	English Language	43
13.11	No Implied Waivers; Rights Cumulative	43
13.12	Severability	43
13.13	Counterparts	43

Exhibits

Exhibit A – Initial Joint Plan and Budget

Exhibit B – List of Targets

Exhibit C – Press Release: EBI

Exhibit D – Press Release: ThromboGenics

CONFIDENTIAL	EXECUTION VERSION

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”), dated the 28th day of May, 2013 (the “Effective Date”), is between Eleven Biotherapeutics, Inc., a Delaware corporation with offices at 215 First Street, Suite 400, Cambridge, Massachusetts, USA 02142 (“EBI”), and ThromboGenics N.V., a Belgian limited liability company with its registered address at Gaston Geenslaan 1, B-3001 Heverlee, Belgium (“ThromboGenics”).

INTRODUCTION

1. EBI conducts research and development of protein therapeutics.

2. ThromboGenics is engaged in the research, development, manufacture and commercialization of products for human diseases and disorders.

3. ThromboGenics and EBI are interested in collaborating in the research of Collaboration Products (as defined below) on the terms and conditions set forth herein, with an initial focus on ophthalmology.

4. ThromboGenics desires to obtain an exclusive license to and under the EBI Intellectual Property and EBI’s interest in the Collaboration Intellectual Property to develop, manufacture, and commercialize the Collaboration Products on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, ThromboGenics and EBI agree as follows:

Article I

Definitions; Interpretation

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

1.1 “Accounting Standard”. Accounting Standard means GAAP or IFRS consistently applied.

1.2 “Affiliate”. Affiliate means, with respect to a first Person, any second Person directly or indirectly controlled by, controlling, or under common control with, such first Person, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means, with respect to a Person, possession, direct or indirect, of (a) the power to direct or cause direction of the management and policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), or (b) at least fifty percent (50%) of the voting securities (whether directly or pursuant to any option, warrant, or other similar arrangement) or other comparable equity interests. The Parties acknowledge that, in the case of certain entities organized under the Laws of certain countries, the maximum percentage ownership permitted by Law for a foreign investor may be less than fifty percent

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(50%), and in such case such lower percentage shall be substituted in the preceding sentence; provided, that such foreign investor has the power to direct the management and policies of such entity. Notwithstanding the foregoing, any portfolio company of any stockholder of such Person (which stockholder is a venture capital fund or private equity fund) shall not be deemed to be “under common control with” such Person.

1.3 “Bankruptcy Code”. Bankruptcy Code means 11 U.S.C. §§ 101-1330 of the US Bankruptcy Code, as amended, and similar Laws governing bankruptcy and insolvency in countries outside the US.

1.4 “Business Day”. Business Day means a day on which banking institutions in Brussels, Belgium and Boston, Massachusetts, USA are open for business, excluding any Saturday or Sunday.

1.5 “Calendar Quarter”. Calendar Quarter means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively.

1.6 “Calendar Year”. Calendar Year means a period of each period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31.

1.7 “Change of Control”. Change of Control means, with respect to a Party, any of the following: (a) the sale or disposition of all or substantially all of the assets of such Party or its direct or indirect controlling (as defined in Section 1.2) Affiliate to a Third Party, other than to an entity of which more than fifty percent (50%) of the voting capital stock is owned after such sale or disposition by shareholders of such Party or its direct or indirect controlling Affiliate (in either case, whether directly or indirectly through any parent entity); or (b) (i) the acquisition by a Third Party, alone or together with any of its Affiliates, other than an employee benefit plan (or related trust) sponsored or maintained by such Party or any of its Affiliates, of more than fifty percent (50%) of the outstanding shares of voting capital stock of such Party or its direct or indirect controlling Affiliate, or (ii) the acquisition, merger or consolidation of such Party or its direct or indirect controlling Affiliate with or into another Person, other than, in the case of this clause (b), an acquisition or a merger or consolidation of such Person or its controlling Affiliate in which the holders of shares of voting capital stock of such Person or its controlling Affiliate, as the case may be, immediately prior to such acquisition, merger or consolidation will beneficially own, directly or indirectly, at least fifty percent (50%) of the shares of voting capital stock of the acquiring Third Party or the surviving corporation in such acquisition, merger or consolidation, as the case may be, immediately after such acquisition, merger or consolidation.

1.8 “Collaboration Intellectual Property”. Collaboration Intellectual Property means Collaboration Know-How and Collaboration Patent Rights.

1.9 “Collaboration Know-How”. Collaboration Know-How means all Know-How made, developed, authored, conceived or reduced to practice (a) by a Party in the course of performing the Research Collaboration, or (b) on behalf of a Party in the course of performing the Research Collaboration and Controlled by such Party.

1.10 “Collaboration Patent Rights”. Collaboration Patent Rights means all Patent Rights Controlled by a Party claiming Collaboration Know-How.

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1.11 “Collaboration Product”. Collaboration Product means a Compound, or a pharmaceutical product containing a Compound which product is in any form or formulation or combination, delivery or production system (e.g., cell lines that produce the protein or peptide therapeutic), or package configuration. For clarity and purposes of this Agreement, antibodies, antibody fragments, chemical compounds, antisense therapeutics, RNA and DNA therapeutics are not Collaboration Products, and “Collaboration Product” shall not include EBI Compositions, where “EBI Composition” means any active pharmaceutical ingredient (other than a Compound) whose composition of matter, or method of manufacture or use, is claimed in or embodies any Patent Rights or Know-How solely or jointly with a Third Party owned or controlled by EBI or any of its Affiliates which was discovered by EBI or any of its Affiliates outside of the Research Collaboration.

1.12 “Commercially Reasonable Efforts”. Commercially Reasonable Efforts means, with respect to the efforts to be expended by a Party with respect to a goal, such reasonable, diligent, good faith efforts to accomplish such goal as a similarly situated (with respect to size, stage of development, and assets) biotechnology company would use to accomplish a similar goal under similar circumstances so as to achieve such goal in a reasonable period of time; provided that, with respect to the development, manufacturing or commercialization of a Collaboration Product, such efforts shall be substantially equivalent to those efforts and resources that a similarly situated (with respect to size, stage of development, and assets) biotechnology company would typically devote to its own internally discovered products of similar market potential at a similar stage in their development or product life, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory and reimbursement structure involved, the profitability of the applicable product, and other relevant factors, so as to achieve such goal in a reasonable period of time (which, with respect to activities for which ThromboGenics is responsible, shall be without regard to any amounts paid or payable to EBI with respect to a Collaboration Product under this Agreement).

1.13 “Compound”. Compound means any native, mutated, or chimeric protein or peptide therapeutic that directly modulates a Target (a “Target Modulator”) and was identified, and such modulation confirmed, by EBI or ThromboGenics in the performance of the Research Collaboration. For clarity and purposes of this Agreement, antibodies, antibody fragments, chemical compounds, antisense therapeutics, RNA and DNA therapeutics are not Compounds or Target Modulators.

1.14 “Confidential Information”. Confidential Information means all Know-How or other confidential or proprietary information of a Party, whether oral, electronic, written or in any other tangible form, including information regarding such Party’s or its Affiliates’ or licensors’ technology, products, business, business plans, financial status, biological substances, chemical substances, formulations, techniques, methodology, equipment, sources of supply and patent positioning and information belonging to such Party’s Affiliate or a Third Party provided to the other Party under this Agreement. The terms and conditions of this Agreement shall be deemed “Confidential Information” of both Parties, with each Party being deemed the disclosing Party and the receiving Party. The status, prospects or objectives regarding the Research Collaboration or a Collaboration Product being developed and commercialized hereunder shall be deemed “Confidential Information” of both Parties, with each Party being deemed the

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disclosing Party and the receiving Party and neither Party may rely on the provisions of Sections 8.1(a) and 8.1(d) with respect thereto. All information disclosed prior to the Effective Date pursuant to the Mutual Confidential Disclosure Agreement between the Parties, dated November 16, 2011 (the “Confidentiality Agreement”), shall be deemed “Confidential Information” hereunder.

1.15 “Control” or “Controlled”. Control or Controlled means, with respect to a Party and any Know-How, Patent Right or other intellectual property right, the possession (whether by ownership or license (other than solely pursuant to a license under this Agreement)) by such Party or, subject to Section 13.1, any of its Affiliates, of the ability to grant to the other Party access, ownership or a license as provided herein without violating the terms of any agreement or arrangement with any Third Party.

1.16 “Cover”, “Covering” or “Covered”. Cover, Covering or Covered means, (a) with respect to a patent, that, in the absence of a license granted to a Person under, or in the absence of ownership of such Person of an interest in, a Valid Claim included in such patent, the practice by such Person of an invention claimed in such patent would infringe such Valid Claim, or (b) with respect to a patent application, that, in the absence of a license granted to a Person under, or in the absence of ownership of such Person of an interest in, a Valid Claim included in such patent application, the practice by such Person of an invention claimed in such patent application would infringe such Valid Claim if such patent application were to issue as a patent.

1.17 “CPR”. CPR means the International Institute for Conflict Prevention and Resolution.

1.18 “EBI Intellectual Property”. EBI Intellectual Property means EBI Know-How and EBI Patent Rights.

1.19 “EBI Know-How”. EBI Know-How means all Know-How Controlled by EBI as of the Effective Date or during the Research Term that is necessary for ThromboGenics to perform its obligations under the Research Collaboration, but excluding Collaboration Know-How.

1.20 “EBI Patent Rights”. EBI Patent Rights means all Patent Rights Controlled by EBI as of the Effective Date or during the Research Term that is necessary for ThromboGenics to perform its obligations under the Research Collaboration, but excluding Collaboration Patent Rights.

1.21 “Enforcement Patent Right”. Enforcement Patent Right means (a) any ThromboGenics Patent Right, (b) any Collaboration Patent Right, or (c) any EBI Patent Right which claims the composition of matter, or method of manufacture or use, of a Collaboration Product.

1.22 “EMA”. EMA means the European Medicines Agency and any successor agency thereto.

1.23 “EU”. EU means the European Union, as it may be constituted from time to time.

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1.24 “Executive Officers”. Executive Officers mean the Chief Executive Officer of ThromboGenics (or a senior executive officer of ThromboGenics designated by such Chief Executive Officer) and the Chief Executive Officer of EBI or a senior officer designated by EBI.

1.25 “FDA”. FDA means the US Food and Drug Administration and any successor agency thereto.

1.26 “Field”. Field means the cure, treatment, diagnosis or prophylaxis of any disease and condition in humans or in animals.

1.27 “First Commercial Sale”. First Commercial Sale means, with respect to a Collaboration Product in a given country, the date on which such Collaboration Product is first sold following receipt of Marketing Approval of such Collaboration Product in such country (or, in a country in which no Marketing Approval is required, the date on which such Collaboration Product is first sold) by, on behalf of or under the authority of ThromboGenics or any of its Affiliates or licensees in an arm’s-length transaction to a Third Party.

1.28 “FTE”. FTE means a full time equivalent person year (consisting of a total of [**] hours per year, pro-rated as necessary) of work on or directly related to the Research Collaboration.

1.29 “FTE Rate”. FTE Rate means [**] Dollars ($[**]) per FTE (pro-rated as necessary), increased or decreased annually, commencing with January 1, 2014, by the percentage increase or decrease in the monthly CPI for the then-most-recent December over such rate for December 2012. For clarity, because the monthly CPI is not published until several weeks after such month, any adjustment to the FTE Rate based on such index shall be made retroactive to the relevant period once such CPI is published. As used in this definition, “CPI” means the Consumer Price Index – Urban Wage Earners and Clerical Workers, US City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index). The FTE Rate shall be inclusive of out-of-pocket costs and other expenses for the FTE, including travel costs and allocated costs, such as, for example, allocated overhead costs, but, for clarity, excluding the out-of-pocket costs set forth in the Joint Plan and Budget.

1.30 “GAAP”. GAAP means United States Generally Accepted Accounting Principles.

1.31 “IFRS”. IFRS means International Financial Reporting Standards.

1.32 “IND”. IND means an application submitted to a Regulatory Authority to initiate human clinical trials, including (a) an Investigational New Drug application or any successor application or procedure filed with the FDA, (b) an Investigational Medicinal Product Dossier required to be submitted to the EMA or other Regulatory Authorities in the EU for Regulatory Approval of clinical trials in the EU, as further defined in the Clinical Trials Directive (2001/20/EC), (c) any non-EU and non-US equivalent of the foregoing in any other country in the Territory, and (d) all supplements and amendments that may be filed with respect to the foregoing.

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1.33 “Initiation”. Initiation means (a) with respect to a GLP toxicology study, the first dosing of any animal with a Collaboration Product in the first repeat dose GLP toxicology study, and (b) with respect to a human clinical trial, the first dosing of any human subject with a Collaboration Product in such clinical trial.

1.34 “Joint Plan and Budget”. Joint Plan and Budget means the plan and budget setting forth the research activities with respect to the Collaboration Products for the Research Term and the budget therefor, the initial form of which is attached hereto as Exhibit A, as such plan and budget may be amended from time to time in accordance with this Agreement.

1.35 “Know-How”. Know-How means all technical, scientific, manufacturing and other know-how (including Confidential Information), data, tangible materials, information, trade secrets, ideas, formulae, inventions, discoveries, processes, control methods and assays, machines, compositions of matter, improvements, protocols, toxicological and pharmacological data and techniques, clinical data, works of authorship, and results of experimentation and testing, product forms and product formulations and specifications, whether or not patentable, and whether in written, electronic, physical (including in the form of tangible compounds or cell lines), oral or any other form.

1.36 “Laws”. Laws means all laws, statutes, rules, regulations, orders, judgments, or ordinances having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

1.37 “Major Country”. Major Country means any of the following countries: USA, each Major EU Country and Japan.

1.38 “Major EU Country”. Major EU Country means any of the following countries: France, Germany, Italy, Spain, United Kingdom.

1.39 “Marketing Approval”. Marketing Approval means, with respect to a country or regulatory jurisdiction, the authorization issued by the relevant Regulatory Authority necessary to place on the market a pharmaceutical product in such country or regulatory jurisdiction (including the approval of an NDA in the US). For clarity, a Marketing Approval shall not include any applicable governmental price or reimbursement approvals.

1.40 “Marketing Authorization Application”. Marketing Authorization Application means an application submitted to a Regulatory Authority for marketing approval of a pharmaceutical product, including an NDA in the US and a marketing authorization application in the EU.

1.41 “MHLW”. MHLW means the Japanese Ministry of Health, Labor and Welfare, and any successor agency thereto.

1.42 “NDA”. NDA means a New Drug Application or a supplemental New Drug Application, as defined in 21 C.F.R. §§314.50 and 314.70, respectively, or a Biologics License Application under Section 351 of the US Public Health Service Act, in each case which is filed with the FDA with respect to a pharmaceutical product.

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1.43 “Net Sales”. Net Sales means, with respect to a Collaboration Product, the total gross amount invoiced for the sale, lease or other transfer for monetary value of such Collaboration Product by ThromboGenics, its Affiliates or licensees to Third Parties, in the applicable country, less the following deductions, to the extent actually incurred, paid or credited with respect to such Collaboration Product and not otherwise reimbursed:

(a) Normal and customary trade, cash and quantity discounts (including allowances and credits) as well as mandatory discounts;

(b) Amounts due to rejection, returns or recalls of goods, coupons, rebates or bona fide price reductions of such Collaboration Product previously sold as reflected in written invoices (and not to exceed the original invoice amount);

(c) Transportation costs, distribution expenses, special packaging, shipping, freight, insurance and handling fees, in each case to the extent separately invoiced and charged;

(d) Chargebacks, credits, allowances, rebates and similar payments actually given pursuant to government-mandated program(s), Regulatory Authorities, group purchasing organizations, managed health care organizations and trade customers, including wholesalers and pharmacy buying groups (including Medicare and Medicaid or similar state program in the United States or equivalent federal, state/provincial, local, or other governmental program in any other country in the Territory), as well as all forms of compulsory payments and rebates directly related to the sale of such Collaboration Product, accrued, paid or deducted pursuant to governmental regulations;

(e) Value added taxes, sales taxes, excise taxes or customs duties, to the extent applicable to such sale, and included in the invoice in respect of such sale and actually paid; and

(f) A reasonable amount of such Collaboration Product distributed for free for promotional and advertising purposes, including a reasonable amount of free samples.

No deductions shall be made for commissions paid to individuals, whether they are with independent sales agents or regularly employed by ThromboGenics, its Affiliates or licensees, and on its or their payroll, or for the cost of collections.

Such amounts shall be determined from the books and records of ThromboGenics, its Affiliates or licensees, as applicable, maintained in accordance with the applicable Accounting Standard.

Notwithstanding the reference to “monetary value” in the first paragraph of this Section 1.43, in the case of any sale of a Collaboration Product for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on the average sales price for such Collaboration Product in the applicable country in the entire applicable year or, if no such sales have been made in such yet, the fair market value of such Collaboration Product in such country.

Solely for the purpose of calculating Net Sales of Collaboration Products, if ThromboGenics, its Affiliates or its licensees sell Collaboration Products in the form of a combination product containing any Compound and one or more Other Active Ingredients (whether combined in a

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single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price) and/or a delivery device(s) (a “Combination Product”) in a particular country, Net Sales of such Combination Product in such country for the purpose of determining the royalty due to EBI pursuant to Section 6.4 will be calculated by multiplying actual Net Sales of such Combination Product in such country as determined above by the fraction A/(A+B), where A is the invoice price of such Compound if sold separately in such country, and B is the total invoice price of the Other Active Ingredient(s) or the delivery device(s) in the combination if sold separately in such country. If, on a country-by-country basis, such Other Active Ingredients or delivery device in the Combination Product are not sold separately in such country, but the Compound component of the Combination Product is sold separately in such country, Net Sales for the purpose of determining royalties due to EBI for the Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C, where A is the invoice price of such Compound if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, such Compound is not sold separately in such country, Net Sales for the purpose of determining royalties due to EBI for the Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction D/(D+E), where D is the fair market value of the Compound, and E is the fair market value of the Other Active Ingredient(s) or delivery device(s) included in such Combination Product, as such fair market values are determined by mutual agreement of the Parties, which shall not be unreasonably withheld and, in the event such agreement cannot be reached within [**] days, either Party may request resolution of such dispute in accordance with Article XII.

ThromboGenics agrees, on behalf of itself and its Affiliates and licensees, not to use any Collaboration Product as a loss leader. ThromboGenics also agrees that if it or any of its Affiliates or licensee prices a Collaboration Product in order to gain or maintain sales of other products, then for purposes of calculating the payments due hereunder, the Net Sales shall be adjusted for any discount which was given to a customer that was in excess of customary discounts for such Collaboration Product (or, in the absence of relevant data for such Collaboration Product, other similar products under similar market conditions) by reversing such excess discount.

1.44 “Orange Book”. Orange Book means the publication, Approved Drug Products with Therapeutic Equivalence Evaluations, in electronic or hard copy form, maintained by the FDA, including all supplements thereto.

1.45 “Other Active Ingredient”. Other Active Ingredient means an active ingredient, other than a Compound, in the relevant Combination Product. Other Active Ingredient may include an EBI Composition, if EBI or its Affiliate has granted a license to ThromboGenics to commercialize such EBI Composition, but excludes any delivery device.

1.46 “Party”. Party means ThromboGenics or EBI, jointly referred to as the “Parties”.

1.47 “Paragraph IV Certification”. Paragraph IV Certification means a certification filed pursuant to 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV), or any notice under any future analogous provisions of United States law relating to regulation or approval of pharmaceutical products (or any amendment or successor statute thereto), or any comparable

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Law under any other jurisdiction, claiming that any Patent Right is invalid or otherwise unenforceable, or that infringement will not arise from the manufacture, use, import, sale or offer of sale of a product by a Third Party.

1.48 “Patent Prosecution”. Patent Prosecution means, with regard to a Patent Right, the preparation, filing and prosecution of the applicable patent application, the maintenance of the applicable patent, and the preparation, filing, prosecution and control of appeals, post-grant reviews, reexaminations, listing in the Orange Book (or equivalent outside the US) and requests for patent term adjustments and patent term extensions with respect to such Patent Right, together with the initiation or defense of interferences, derivation proceedings, the initiation or defense of oppositions and other similar proceedings with respect to such Patent Right, and any appeals therefrom. For clarity, “Patent Prosecution” shall not include any other enforcement actions taken with respect to a Patent Right.

1.49 “Patent Right”. Patent Right means any US or foreign patent or patent application, including utility patents, utility models, design patents, provisional applications, innovation patents, certificates of invention, and all divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, renewals, extensions (including any supplemental patent certificate) or additions to any patent or patent application.

1.50 “Person”. Person means any natural person or any corporation, company, partnership, limited liability company, joint venture, firm, agency or other entity.

1.51 “Phase I Study” means a human clinical trial (whether a phase 1a or a phase 1b trial) in any country (a) the principal purpose of which is a preliminary determination of safety in individuals or patients, or (b) described in 21 C.F.R. §312.21(a), or an equivalent clinical study required by a Regulatory Authority outside of the United States.

1.52 “Phase II Study” means a human clinical trial conducted in any country (a) intended to explore multiple doses, dose response and duration of effect to generate initial evidence of safety and activity in a target patient population or (b) described in 21 C.F.R. §312.21(b), or an equivalent clinical study required by a Regulatory Authority outside of the United States.

1.53 “Phase III Study” means a human clinical trial in any country described in 21 C.F.R. §312.21(c), or an equivalent clinical study required by a Regulatory Authority outside of the United States.

1.54 “Regulatory Approval”. Regulatory Approval means any and all approvals (including, where required, any applicable governmental price and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority necessary for the testing, manufacture, use, storage, import, promotion, marketing and sale of a product in a country or jurisdiction, including INDs and Marketing Approvals.

1.55 “Regulatory Authority”. Regulatory Authority means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, approval, manufacture, use, storage, import, promotion, marketing or sale of a drug or biologic product in a country, including the FDA, EMA or MHLW.

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1.56 “Regulatory Documentation”. Regulatory Documentation means, with respect to a Collaboration Product, all preclinical and clinical data, INDs, NDAs, and other regulatory applications submitted to any Regulatory Authority, copies of Regulatory Approvals, regulatory materials, drug dossiers, master files (including Drug Master Files, as defined in 21 C.F.R. §314.420 and any non-United States equivalents), and any other reports, records, regulatory correspondence, meeting minutes, telephone logs, and other materials relating to Regulatory Approval of such Collaboration Product (including any underlying safety and effectiveness data, whether or not submitted to any Regulatory Authority), or required to manufacture or commercialize such Collaboration Product, including any information that relates to pharmacology, toxicology, chemistry, manufacturing and controls data, batch records, safety and efficacy, and any safety database required to be maintained for Regulatory Authorities.

1.57 “Regulatory Exclusivity”. Regulatory Exclusivity means, with respect to a Collaboration Product and a country, any exclusive marketing rights or data exclusivity rights conferred by any applicable Regulatory Authority with respect to such Collaboration Product in such country, other than a Patent Right.

1.58 “Research Collaboration”. Research Collaboration means the research activities of the Parties directed to the Collaboration Products and undertaken in accordance with the Joint Plan and Budget.

1.59 “Research Term”. Research Term means the period beginning on the Effective Date and ending thirty (30) months after the Effective Date (the “Initial Research Term”), as such period shall be automatically extended to the extent that the Parties mutually agree in writing that the activities under the Joint Plan and Budget shall extend thereafter and as otherwise may be extended only if mutually agreed by the Parties in writing, or as earlier terminated on termination of this Agreement.

1.60 “Royalty Term”. Royalty Term means, with respect to a Collaboration Product and a country, the period ending on the latest to occur of (a) ten (10) years after the First Commercial Sale of such Collaboration Product in such country; (b) the expiration of the last to expire Valid Claim in a Collaboration Patent Right or EBI Patent Right Covering the manufacture, use, sale, offer for sale or importation of such Collaboration Product in such country; or (c) the expiration of Regulatory Exclusivity for such Collaboration Product in such country.

1.61 “Senior Scientific Officers”. Senior Scientific Officers mean the Chief Scientific Officer of ThromboGenics (or a senior executive officer of ThromboGenics acting in such capacity) and the Chief Scientific Officer of EBI (or a senior officer designated by EBI).

1.62 “Target”. Target means a target listed on Appendix B, as such appendix may be amended from time to time by mutual written agreement of the Parties.

1.63 “Territory”. Territory means each country of the world.

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1.64 “Third Party”. Third Party means any Person other than a Party or any of either Party’s Affiliates.

1.65 “ThromboGenics Intellectual Property”. ThromboGenics Intellectual Property means ThromboGenics’ Know-How, ThromboGenics’ Patent Rights and the Trademarks.

1.66 “ThromboGenics Know-How”. ThromboGenics Know-How means all Know-How Controlled by ThromboGenics as of the Effective Date or during the Research Term that is necessary for EBI to perform its obligations under the Research Collaboration, but excluding Collaboration Know-How.

1.67 “ThromboGenics Patent Rights”. ThromboGenics Patent Rights means all Patent Rights Controlled by ThromboGenics as of the Effective Date or during the Research Term that is necessary for EBI to perform its obligations under the Research Collaboration, but excluding Collaboration Patent Rights.

1.68 “US” or “USA”. “US” or “USA” means the United States of America, including its territories and possessions.

1.69 “Valid Claim”. Valid Claim means a claim of (a) an issued patent covering the composition, formulation, manufacture, use, sale, offer for sale or import of a Collaboration Product, which patent has not (i) expired or been canceled and which claim is not otherwise pending, (ii) been declared invalid or unenforceable by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction (including national or regional Patent Offices), (iii) been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise or (iv) been abandoned; (b) an issued and unexpired supplementary protection certificate or similar patent term extension; or (c) a patent application that has not been pending for more than [**] years after the earliest claimed filing date.

1.70 Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definitions	Section
Acquired Party	Section 13.1
Acquirer	Section 13.1
Agreement	Preamble
Alliance Manager	Section 3.5
Arbitration Request	Section 12.1(b)(i)
Bankrupt Party	Section 2.6
Biosimilar Filing	Section 7.3(b)
Breaching Party	Section 11.3
Claims	Section 10.1
Combination Product	Section 1.43
Competitive Infringement	Section 7.3(a)
Confidentiality Agreement	Section 1.14
EBI	Preamble
EBI Composition	Section 1.11

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Definitions	Section
Effective Date	Preamble
EPO	Section 7.2(b)(vii)(A)
Indemnified Party	Section 10.3(a)
Indemnifying Party	Section 10.3(a)
Initial Research Term	Section 1.59
Invalidity Claim	Section 7.5(a)
JPC	Section 7.2(b)(i)
JRC	Section 3.4(a)
Losses	Section 10.1
Non-Acquired Party	Section 13.1
Non-Bankrupt Party	Section 2.6
Payee Party	Section 6.6
Paying Party	Section 6.6
Pre-Existing Affiliate	Section 13.1
Publishing Party	Section 8.5(a)
SEC	Section 8.1(e)
Severed Clause	Section 13.12
Sublicensed Party	Section 2.4(a)
Sublicensing Party	Section 2.4(a)
Target Modulator	Section 1.13
Term	Section 11.1
Third Party Agreement	Section 2.4(a)
ThromboGenics	Preamble
Trademarks	Section 4.3(b)
USPTO	Section 7.2(b)(vii)(A)
WIPO	Section 7.2(b)(vii)(A)

1.71 Interpretation.

(a) Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, or Exhibit, of or to, as the case may be, this Agreement.

(b) Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which originally drafted or revised such terms and provisions.

(c) Except where the context clearly otherwise requires, (i) wherever used, the use of any gender will be applicable to all genders, (ii) the singular shall include the plural and vice versa, (iii) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (iv) any reference to any Laws refers to such Laws as from time to time enacted, repealed or amended, (v) the words “herein”, “hereof”

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and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (vi) the words “include”, “includes” and “including” are deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import, (vii) the word “or” has the inclusive meaning (i.e., “and/or”), (viii) the word “day” means a calendar day, the word “month” means a calendar month, and the word “annual” refers to, a Calendar Year, (ix) the word “quarterly” refers to Calendar Quarters, (x) each accounting term used herein that is not specifically defined herein has the meaning given to it under the applicable Accounting Standard, (xi) the symbol “$” or the word “dollar” or “Dollar” means a US Dollar, (xii) the captions or headings of the Exhibits, Articles, Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof, and (xiii) references to a Party’s “licensee” means any Person (other than the other Party or its Affiliates) to whom such Party, or any of its Affiliates, licensees or sublicensees has granted, directly or indirectly, an express or implied (A) license or sublicense under any element of the Collaboration Intellectual Property to research, develop, make, have made, import, export, use, sell, offer for sale, have sold, distribute, commercialize and otherwise exploit Collaboration Products in the Field in the Territory or (B) sublicense under any element of the other Party’s intellectual property.

Article II

Grant of Licenses

2.1 EBI License Grants. Subject to the terms and conditions of this Agreement, EBI hereby grants to ThromboGenics an exclusive (even as to EBI except as expressly set forth below), royalty-bearing right and license, with the right to grant sublicenses subject to Section 2.3, under the EBI Intellectual Property and EBI’s interest in the Collaboration Intellectual Property, to research, develop, make, have made, import, export, use, sell, offer for sale, have sold, distribute, promote, commercialize and otherwise exploit Collaboration Products in the Field in the Territory; provided, however, that EBI retains the right under the EBI Intellectual Property and the Collaboration Intellectual Property to perform EBI’s obligations under this Agreement, including conducting the activities set forth in the Joint Plan and Budget.

2.2 ThromboGenics License Grant. Subject to the terms and conditions of this Agreement, ThromboGenics hereby grants to EBI a non-exclusive, royalty-free, fully paid-up right and license in the Territory, without the right to grant sublicenses except to Third Parties as necessary to perform activities as set forth in the Joint Plan and Budget or with prior written approval from ThromboGenics (not to be unreasonably withheld), under the ThromboGenics Intellectual Property and ThromboGenics’ interest in the Collaboration Intellectual Property, solely for the purposes of conducting the activities set forth in the Joint Plan and Budget.

2.3 Sublicense Rights.

(a) Subject to the terms and conditions of this Agreement, ThromboGenics shall have the right to grant sublicenses under the rights and licenses granted to ThromboGenics pursuant to Section 2.1, and shall have the right to grant licenses under its interest in the Collaboration Intellectual Property, to research, develop, make, have made, import, export, use, sell, offer for sale, have sold, distribute, promote, commercialize and otherwise exploit Collaboration Products in the Field in the Territory, to its Affiliates and to Third Parties;

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provided that, (A) such license or sublicense is in writing, (B) such license or sublicense is consistent with the terms and conditions of this Agreement, and (C) ThromboGenics provides a copy of each license or sublicense agreement, and any amendment thereto, to EBI within [**] days after execution thereof.

(b) Any sublicense granted by ThromboGenics to an Affiliate shall terminate immediately upon the occurrence of any event that causes such Affiliate no longer to be an Affiliate of ThromboGenics.

(c) ThromboGenics shall be responsible for the performance by each of its licensees of all obligations imposed under the terms of this Agreement.

2.4 Third Party Licensor Rights.

(a) Each Party acknowledges and agrees that the rights and sublicenses granted to such Party (the “Sublicensed Party”) by the other Party (the “Sublicensing Party”) under any Know-How or Patent Rights pursuant to Section 2.1 or 2.2, as applicable, are subject to the terms of any agreement between the Sublicensing Party or any of its Affiliates, on the one hand, and any Third Party, on the other hand (each, a “Third Party Agreement”), as such agreement exists on the Effective Date or as amended thereafter.

(b) The Sublicensed Party shall comply with, and shall cause its Affiliates and licensees to comply with, the relevant Third Party Agreements of the Sublicensing Party, and to take any action or provide any information reasonably requested by the Sublicensing Party to prevent any potential breach of any terms of such Third Party Agreements which have been provided to the Sublicensed Party.

(c) To the extent there is a conflict between the terms of any Third Party Agreement of the Sublicensing Party and the rights granted to the Sublicensing Party hereunder, the terms of such Third Party Agreement shall control solely with respect to the Patent Rights and Know-How owned or controlled by such Third Party licensor and licensed to the Sublicensing Party.

2.5 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants to the other Party any right or license, express or implied, under or with respect to its intellectual property rights, including any rights regarding Patent Prosecution or enforcement.

2.6 Section 365(n) of the Bankruptcy Code. All rights and licenses granted pursuant to Sections 2.1, 2.2 and 11.6(b) of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that each Party, as both a licensor and licensee of such rights under this Agreement, shall retain and may fully exercise all of its respective rights and elections under the Bankruptcy Code and that upon commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code (the “Bankrupt Party”), the other Party (the “Non-Bankrupt Party”) shall be entitled to a complete duplicate of or complete access to (as the Non-Bankrupt Party deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to the Non-Bankrupt Party (a)

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upon any such commencement of a bankruptcy proceeding against the Bankrupt Party upon written request therefor by the Non-Bankrupt Party, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Bankrupt Party upon written request therefore by the Non-Bankrupt Party. The provisions of this Section 2.6 are without prejudice to any rights the Parties may have arising under the Bankruptcy Code or other applicable Law.

Article III

Research Collaboration

3.1 Overview; Joint Plan and Budget.

(a) Subject to and in accordance with the terms and conditions of this Agreement, the Parties shall collaborate on the research of the Collaboration Products during the Research Term in accordance with the Joint Plan and Budget. EBI shall use Commercially Reasonable Efforts to conduct those activities assigned to EBI under the Joint Plan and Budget, all of which shall be performed at ThromboGenics’ expense as long as not inconsistent with the Joint Plan and Budget. ThromboGenics shall use Commercially Reasonable Efforts to conduct, at its expense, all other activities to research, develop and commercialize the Collaboration Products in the Territory.

(b) The Parties, through the JRC, shall discuss in good faith, at least [**] months prior to the end of each Calendar Year during the Research Term, whether any changes are needed to the Joint Plan and Budget for the next Calendar Year and shall consider and agree on any such changes in good faith; provided, however, that in no event shall the number of EBI FTEs be reduced below (i) [**] FTEs with respect to any Calendar Year (or pro rata, for any portion of a Calendar Year) during the first [**] months of the Initial Research Term, and (ii) [**] (pro rata, for any portion of a Calendar Year) during the final [**] months of the Initial Research Term.

3.2 Technology Transfer. The Alliance Managers shall arrange for the Parties to disclose, on a quarterly basis, any EBI Know-How, ThromboGenics Know-How and Collaboration Know-How which had not been earlier disclosed and to answer, at reasonable times and in a reasonable manner, any reasonable questions with respect to the use of any EBI Know-How, ThromboGenics Know-How and Collaboration Know-How disclosed during such month or earlier. Such disclosure may consist of the sharing of copies of relevant material, documents, information or data, as applicable.

3.3 Reports. Each Party shall provide detailed written reports to the other Party before each JRC meeting, setting forth in reasonable detail the reporting Party’s activities and progress (including reasonable descriptions for any anticipated delays) with respect to the Research Collaboration since the previous JRC meeting. Each such written report shall include details about any experiments conducted and the resulting data. Each written report from EBI shall also include: (1) the names of the EBI researchers conducting EBI’s activities under the Joint Plan and Budget; and (2) a reference to the most recent invoice for payments of FTE costs devoted to the Research Collaboration. Upon completion of the major work packages of the

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Joint Plan and Budget (stage1, stage 2 and stage 3), EBI will provide ThromboGenics with a detailed written report. Each such written report shall include details about any experiments conducted and the resulting data obtained by EBI during that specific work package. Upon written request of ThromboGenics and within [**] days after such request, EBI shall make available for inspection by ThromboGenics during EBI’s regular business hours the laboratory notebooks in which EBI has documented the experiments and resulting data described in its reports. ThromboGenics may copy such laboratory notebooks (which shall remain EBI’s Confidential Information in accordance with Article VIII) at its own expense and may use these copies to research, develop, make, have made, import, export, use, sell, offer for sale, have sold, distribute, promote, commercialize and otherwise exploit Collaboration Products in the Field in the Territory. Each Party shall maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in connection with the Joint Plan and Budget.

3.4 Joint Research Committee.

(a) Formation and Membership. Within [**] days after the Effective Date, the Parties shall establish a joint research committee (the “JRC”) to manage the relationship between the Parties with respect to the Research Collaboration. The JRC shall be comprised of [**] members, [**] from each Party; provided, however, that the Parties may mutually agree that the JRC shall have more than [**] members, provided that such number is an even number with each Party designating half of such number. Each Party’s JRC members will include one (1) representative with appropriate experience and level of decision-making authority. Each Party may change any one or more of its representatives on the JRC at any time upon written notice to the other Party.

(b) Responsibilities. The JRC shall be responsible for:

(i) overseeing research activities for the Collaboration Products, including monitoring the Parties’ compliance with their respective obligations under the Joint Plan and Budget;

(ii) reviewing the Joint Plan and Budget in accordance with Section 3.1(b) and suggesting or approving such updates or amendments to the Joint Plan and Budget in accordance with Section 3.1(b);

(iii) reviewing the target product profile for the Collaboration Products;

(iv) facilitating the exchange of data, information, materials and results arising from the Research Collaboration;

(v) attempting to resolve disputes arising under this Agreement that are referred to the JRC by either Party (for clarity, the JRC shall not have the authority to resolve disputes between the Parties regarding whether a Party has fulfilled or breached any obligation under this Agreement); and

(vi) performing such other tasks and undertaking such other responsibilities as are set forth in this Agreement.

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(c) Meetings. The JRC shall meet at least [**] during the Research Term, by tele- or video-conference or in person. The location of in-person meetings shall alternate between the headquarters offices of each Party, with the first in person meeting to take place at [**]. After the Research Term, the JRC will be disbanded and the provisions of Section 3.4 shall no longer apply.

(d) Administrative Matters.

(i) [**] shall appoint the chairperson and the secretary of the JRC.

(ii) The chairperson shall be responsible for calling meetings of the JRC and for leading the meetings. The Alliance Managers shall work with the chairperson to develop JRC meeting agendas. The chairperson shall include on the agenda any items proposed by either Party.

(iii) The secretary shall promptly prepare and distribute to all members of the JRC draft minutes of the meeting for review and comment, including a list of any actions or decisions approved by the JRC, with the goal of distributing final approved minutes of each JRC meeting within [**] days after the meeting.

(iv) Neither the chairperson nor the secretary shall have any greater authority than any other representative on the JRC, and [**] shall not have any greater authority than [**] merely by virtue of its right to make such appointments.

(e) Decision Making during the Research Term. Each Party, through its representatives, shall have one (1) vote on the JRC. Both Parties must vote in the affirmative to allow the JRC to take any action that requires the approval of the JRC. Decision on any matter may be taken at a meeting, by teleconference, videoconference or by written agreement. Either Party may convene a special meeting of the JRC for the purpose of resolving any dispute within the JRC’s jurisdiction that represents a material issue the resolution of which cannot reasonably await until the next scheduled meeting of the JRC and such meeting shall be convened within [**] Business Days after such request. In conducting themselves on the JRC, and in making decisions and resolving disputes under this Section 3.4, all representatives of both Parties shall consider reasonably and in good faith all input received from the other Party, and shall use reasonable efforts to reach consensus on all matters before them.

(f) Dispute Resolution during the Research Term.

(i) If the JRC is unable to resolve any dispute within the responsibilities of the JRC specified in Section 3.4(b) within [**] Business Days after a Party provides notice to the other Party of the existence of such dispute, or if the JRC no longer remains in place at the time of a dispute within the responsibilities of the JRC specified in Section 3.4(b) and representatives appointed by each of the Parties are unable to resolve such dispute within [**] Business Days after a Party provides notice to the other Party of the existence of such dispute, such dispute shall be referred to the Senior Scientific Officers for resolution and the Senior Scientific Officers shall attempt in good faith to resolve such dispute within [**] days. If such dispute is not so resolved, then [**] may resolve such dispute in accordance with Section 3.4(f)(ii).

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(ii) In resolving any dispute described in Section 3.4(f)(i) which remain unresolved as set forth therein, [**] shall have final decision-making authority on all such unresolved disputes, provided that it may not make any decision that is not consistent with the terms and conditions of this Agreement, including any decision that would increase EBI’s obligations, reduce EBI’s rights, expand ThromboGenics’ rights or reduce ThromboGenics’ obligations, and [**] shall make its decision (A) in good faith, (B) subject to the terms and conditions of this Agreement, and (C) in a commercially reasonable manner.

3.5 Alliance Managers. Each Party shall appoint an employee or consultant to serve as an alliance manager (“Alliance Manager”) with responsibility for overseeing that the Parties’ activities are conducted in accordance with this Agreement, and for being the primary point of contact between the Parties with respect to all such activities. The Alliance Managers may be members, but in any event may participate in the meetings, of the JRC and shall be responsible for communicating with and reporting to the JRC on all relevant matters.

3.6 Cost. Each Party shall be responsible for all of its own costs and expenses for having its representatives participate in the JRC meetings (including travel and personnel cost).

Article IV

Development, Manufacturing and Commercialization

4.1 Development and Regulatory Activities.

(a) As between the Parties, (i) ThromboGenics shall conduct all non-clinical (other than those for which EBI is responsible in the Research Collaboration) and clinical development activities for the Collaboration Products in the Field, all in accordance with the terms and conditions of this Agreement and at its sole cost and expense; (ii) ThromboGenics shall be responsible for all regulatory communications and requirements, including assembly of the eCTD and pharmacovigilance; and (iii) ThromboGenics shall file all Marketing Authorization Applications and hold all Marketing Approvals for the Collaboration Products in the Field in the Territory at its sole cost and expense. ThromboGenics shall have sole and full decision-making authority as to the pre-clinical activities for the Collaboration Products after the Research Term, and the clinical development strategy for the Collaboration Products in the Field in the Territory; provided that any activity, strategy or related decision described in this Section 4.1(a), or in Section 4.2 or 4.3(a), shall be consistent with the terms and conditions of this Agreement, and any such activity, strategy or decision may not increase EBI’s obligations, reduce EBI’s rights, expand ThromboGenics’ rights or reduce ThromboGenics’ obligations, and ThromboGenics shall determine such strategy and make such decision (x) in good faith, (y) subject to the terms and conditions of this Agreement and (z) in a commercially reasonable manner.

(b) After the JRC has been disbanded, ThromboGenics shall provide written reports to EBI at least [**] Business Days after the end of each Calendar Year, setting forth in reasonable detail ThromboGenics’ and its Affiliates’ and licensees’ activities and progress since the preceding report related to the research and development of the Collaboration Products, including information concerning clinical studies, achievement of development and regulatory milestones, filing of applications for and securing of Regulatory Approvals, and the territories

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(by each Major Country, if relevant, and the rest of the world) in which the foregoing activities are conducted; provided, however, that in case EBI requests an extra-ordinary update on ongoing development activities (which EBI shall not undertake more than once per Calendar Quarter), ThromboGenics shall address this request within [**] Business Days. For the avoidance of doubt, such extra-ordinary reports can be provided via email.

4.2 Manufacturing. As between the Parties, ThromboGenics shall have sole and full decision-making authority as to all manufacturing and supply activities of all Collaboration Products, including all drug substance, drug product, finished product and any related delivery devices, all in accordance with the terms and conditions of this Agreement (including Section 4.1(a)) and at its sole cost and expense.

4.3 Commercialization.

(a) Responsibility. As between the Parties, ThromboGenics will have sole and full decision-making authority as to the promotion, commercialization and exploitation of the Collaboration Products in the Field in the Territory, including launch planning, marketing, sales, promotion, detailing, market access, pricing, medical affairs, distribution and other support of the Collaboration Products, all in accordance with the terms and conditions of this Agreement (including Section 4.1(a)). ThromboGenics shall bear all costs and expenses relating thereto.

(b) Trademarks. ThromboGenics shall have the right to select, and shall own the trademark rights with respect to, the name of any Collaboration Product, and any other trademarks and logos associated with a Collaboration Product (subject to the following provision, the “Trademarks”); provided, however, that (i) no name of any Collaboration Product shall, without the prior approval of EBI, include any trademark or tradename or a part thereof that uses the name “Eleven”, “EBI” or a derivative of the foregoing, and (ii) EBI grants no license hereunder to any trademark owned by or licensed to EBI or any of its Affiliates.

(c) Commercialization Reports. Commencing with the Calendar Year in which a Marketing Authorization Application is first expected to be filed with respect to a Collaboration Product in any country in the Territory, and for each Calendar Year thereafter, ThromboGenics shall provide to EBI for EBI’s review, at least [**] prior to the end of such Calendar Year, a written summary report setting forth in reasonable detail ThromboGenics’ and its Affiliates’ and licensees’ (i) activities and progress during such Calendar Year related to the commercialization of such Collaboration Product, including information concerning First Commercial Sale of any Collaboration Product in any country, and the countries in which the foregoing activities are conducted, and (ii) any planned commercialization activities in the next Calendar Year, including expected timelines. In addition, ThromboGenics shall notify EBI in writing of the First Commercial Sale of any Collaboration Products in each country within [**] days after its occurrence.

Article V

Diligence; Exclusivity

5.1 Diligence Obligations. ThromboGenics shall use Commercially Reasonable Efforts to research, develop and obtain all necessary Regulatory Approvals for, and, upon receipt of the applicable Marketing Approval, to commercialize, the Collaboration Products in the Territory.

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5.2 Exclusivity. To the fullest extent consistent with applicable Law, neither Party nor, subject to Section 13.1, any of its Affiliates, shall, by itself or through, with or on behalf of any Third Party, research, develop, make, have made, import, export, use, sell, offer for sale, have sold, distribute, promote, commercialize or otherwise exploit any Target Modulator, except to the extent necessary for such Party to perform its obligations under the Joint Plan and Budget and ThromboGenics to research, develop, make, have made, import, export, use, sell, offer for sale, have sold, distribute, promote, commercialize and otherwise exploit in the Field in the Territory the Collaboration Products. Notwithstanding the foregoing, each Party and its Affiliates may, on behalf of themselves or any Third Party, screen any compound against any target for the purpose of determining that such compound is not a Target Modulator.

Article VI

Financial Provisions

6.1 Technology Access Payment. ThromboGenics shall pay EBI a one-time, non-refundable, non-creditable fee of One Million Seven Hundred Fifty Thousand Dollars (US$1,750,000) on the Effective Date.

6.2 Research Collaboration Costs.

(a) ThromboGenics shall pay EBI, as set forth in this Section 6.2, the amounts set forth in the Joint Plan and Budget for each Calendar Quarter, or portion thereof for the first and last Calendar Quarter of the Research Term, during the Research Period, including all internal costs of EBI personnel at the FTE Rate, and (ii) all reasonable and documented out-of-pocket costs and expenses to be incurred by EBI set forth in the Joint Plan and Budget, including costs and expenses of any Third Party contract research and manufacturing organizations. With respect to FTEs, ThromboGenics shall not be obligated to pay for more than the number of FTEs agreed per the Joint Plan and Budget. ThromboGenics shall make such payments no later than [**] days after receipt of an invoice from EBI, which shall be sent at the start of each such Calendar Quarter and mention the budgeted EBI’s FTEs and out-of-pocket expenses set forth in the Joint Plan and Budget for such Calendar Quarter (with the first such payment due within [**] days after the Effective Date and receipt of an invoice from EBI). ThromboGenics will reimburse EBI for reasonable and documented cost overruns up to [**] percent ([**]%) of the amounts set forth in the Joint Plan and Budget.

(b) EBI will inform the JRC promptly in case of an incurred or expected overrun of the budget by more than [**] percent ([**]%) and will also provide detailed information on the reasons for such incurred or expected overrun. The Parties will then negotiate in good faith in the JRC how to deal with the incurred or expected overrun and how to avoid future overruns, with any such decision requiring both Parties’ express consent.

(c) Within [**] days after the end of each Calendar Quarter during the Research Term, EBI shall submit to ThromboGenics a report setting forth the actual costs incurred by EBI (internally or through Third Parties) in performance of activities under the Joint

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Plan and Budget for such Calendar Quarter or, with respect to Third Party invoices not timely received by EBI for costs incurred with respect to a previous Calendar Quarter, such Third Party costs, and EBI shall provide invoices or other supporting documentation for any payments to a Third Party that individually exceed [**] Dollars ($[**]). Each such report shall be accompanied, as applicable, by either an invoice (if such actual amounts exceed the amounts previously paid by ThromboGenics with respect to the Joint Plan and Budget for such Calendar Quarter) or a credit memo (if such actual amounts are less than the amounts previously paid by ThromboGenics with respect to the Joint Plan and Budget for such Calendar Quarter), which ThromboGenics may apply to any future payment due to EBI under this Agreement. ThromboGenics shall pay any such invoice within [**] days after receipt.

(d) Within [**] days after the end of each Calendar Year, the Parties will review the FTE costs and out-of-pocket costs paid to EBI by ThromboGenics pursuant to this Section 6.2 and true up such amounts based on actual EBI FTEs provided for the then-ended Calendar Year and actual out-of-pocket costs expended by EBI. If ThromboGenics has overpaid under Section 6.2(a), ThromboGenics shall be entitled to apply such overpaid amount as a credit against the next invoice received from EBI. If ThromboGenics has underpaid under Section 6.2(a), ThromboGenics shall pay the amount of the underpayment within [**] days thereafter.

6.3 Research and Clinical Milestones.

(a) ThromboGenics shall pay EBI the applicable amount set forth below for the first achievement of the applicable event with respect to a Collaboration Product:

Research or Clinical Milestone Event		US Dollars

(i)	[**]	[**	]
(ii)	[**]	[**	]
(iii)	[**]	[**	]
(iv)	[**]	[**	]

(v)	[**]	[**	]

(vi)	[**]	[**	]

(vii)	[**]	[**	]

(viii)	[**]	[**	]

(ix)	[**]	[**	]

Each milestone payment set forth in this Section 6.3(a) shall be payable only once, regardless of whether the Research Collaboration results in the identification of one or more Collaboration Product(s), no later than [**] days after receipt of an invoice from EBI, after the first achievement of the applicable milestone event by a Collaboration Product by or on behalf of ThromboGenics or any of its Affiliates or licensees, or by EBI as described in Section 6.3(b), regardless of whether such event is achieved once or more, and regardless of whether it is achieved by one or multiple Collaboration Products. The maximum total amount payable under this Section 6.2(a) is Twenty-Five Million Dollars ($25,000,000).

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(b) ThromboGenics shall notify EBI in writing upon achievement of each such milestone event promptly, and in any event within [**] Business Days, after each such achievement. Notwithstanding the foregoing, if any of the milestone events set forth in Section 6.3(a) is achieved by EBI or any of its Affiliates in conducting activities pursuant to the terms of this Agreement, EBI shall provide notice to ThromboGenics promptly upon achievement of such milestone event and the corresponding milestone payment set forth in Section 6.3(a) shall be payable by ThromboGenics; provided, however, that, if ThromboGenics in good faith disputes the achievement of a milestone event described in Section 6.3(a)(i) or (ii), the dispute resolution provisions of Article XII shall apply.

(c) If any event set forth in Section 6.3(a) is not achieved due to ThromboGenics or any of its Affiliates or licensees taking a development path that does not require the achievement of such development event, any milestone payment associated with such event shall become payable when development has progressed beyond the point in development represented by such development event. Without limitation to the generality of the foregoing, such progress shall be deemed to have been achieved and the event set forth in such clause shall be deemed to have been achieved no later than when the event set forth in any of the subsequent clauses is achieved.

6.4 Royalties.

(a) Royalty Rate. ThromboGenics shall pay EBI royalties of [**] percent ([**]%) of Net Sales of Collaboration Products in the Territory.

(b) Royalty Term. Royalties shall be paid on a Collaboration Product-by-Collaboration Product and country-by-country basis during the applicable Royalty Term. Following the Royalty Term with respect to a Collaboration Product in a country, the licenses granted to ThromboGenics under Section 2.1 with respect to such Collaboration Product in such country shall become fully paid-up, royalty-free, transferable, perpetual and irrevocable.

(c) Royalty Offsets.

(i) Subject to Section 6.4(c)(iii), if ThromboGenics is required to obtain a license from a Third Party under any patent owned by such Third Party, without which license the sale by ThromboGenics of a Collaboration Product in a country would infringe such patent, which patent claims the composition of matter (but not the method of manufacture or method of use) of such Collaboration Product in such country (and expressly excluding any patent which covers any delivery device for such Collaboration Product or any Other Active Ingredient included in such Collaboration Product, or the method of manufacture or method of use thereof), then ThromboGenics may offset, from the royalties payable by ThromboGenics to EBI under Section 6.4(a), [**] percent ([**]%) of any milestone or royalty payments made to such Third Party in consideration of such license under such patent with respect to such Collaboration Product in such country.

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(ii) Subject to Section 6.4(c)(iii), in a country where, as of the relevant time, no EBI Patent Right or Collaboration Patent Right with a Valid Claim Covering the manufacture, use, sale, offer for sale or importation of a Collaboration Product exists, the royalty rate with respect to sales of such Collaboration Product occurring therafter for the remainder of the Royalty Term with respect to such Collaboration Product in such country shall be reduced by [**] percent ([**]%) of the rate set forth in Section 6.4(a).

(iii) In no event shall the offsets or reductions pursuant to Section 6.4(c)(i) or (ii), alone or collectively, reduce the royalty rate payable by ThromboGenics to EBI with respect to a Collaboration Product in a country to less than [**] percent ([**]%) (“Minimum Royalty”) of Net Sales of such Collaboration Product in such country during the applicable Royalty Term.

(d) Royalty Reports and Payments. ThromboGenics shall deliver to EBI, within [**] days after the end of each Calendar Quarter, (i) reasonably detailed written accountings of Net Sales of each Collaboration Product, and royalties, if any, due to EBI, for such Calendar Quarter, which reports shall, among other things, indicate gross sales on a country-by-country and Collaboration Product-by-Collaboration Product basis, the currency conversion rates used, the deductions from gross sales used in calculating Net Sales and the resulting calculation of royalties, and (ii) all royalty payments due hereunder to EBI for such Calendar Quarter. ThromboGenics shall pay all royalty payments due hereunder to EBI for such Calendar Quarter within [**] days following receipt of an invoice from EBI.

(e) Third Party Payments. Except as expressly set forth in Section 6.4(c)(i), EBI shall be solely responsible for any payment obligation that EBI incurred or incurs prior to or after the Effective Date with respect to the EBI Intellectual Property and ThromboGenics shall be solely responsible for any payment obligation that ThromboGenics incurred or incurs prior to or after the Effective Date with respect to the ThromboGenics Intellectual property.

6.5 Recordkeeping; Audit Rights.

(a) Audits by EBI. ThromboGenics shall keep, and shall require its Affiliates and licensees to keep, complete and accurate records of the development and commercialization of each Collaboration Product. For the sole purpose of verifying amounts payable to EBI hereunder, EBI shall have the right not more than [**] (unless required more frequently pursuant to any Third Party Agreement) at EBI’s expense to retain an independent certified public accountant selected by EBI, and reasonably acceptable to ThromboGenics, to audit such records in the location(s) where such records are maintained by ThromboGenics, its Affiliates and licensees, upon reasonable notice and during regular business hours and under obligations of confidentiality. Results of such audit shall be made available to both EBI and ThromboGenics. If the audit reflects an underpayment of any amounts payable to EBI, such underpayment shall be remitted to EBI, within [**] days following receipt of an invoice from EBI and after the notification of the results by EBI to ThromboGenics, together with interest calculated in the manner provided in Section 6.7. If the underpayment is equal to or greater than [**] percent ([**]%) of the amount that was otherwise due, ThromboGenics shall pay all of EBI’s reasonable out-of-pocket expenses of such audit. If the audit reflects an overpayment of any amounts to EBI, the amount of such overpayment shall be credited to future payments owed by ThromboGenics.

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(b) Audits by ThromboGenics. EBI shall keep complete and accurate records of the FTE time of EBI personnel and out-of-pocket costs and expenses incurred by EBI in the conduct of research and development activities under the Research Collaboration. For the sole purpose of verifying amounts payable by ThromboGenics hereunder, ThromboGenics shall have the right not more than [**] (unless required more frequently pursuant to any Third Party Agreement) at ThromboGenics’ expense to retain an independent certified public accountant selected by ThromboGenics, and reasonably acceptable to EBI, to audit such records in the location(s) where such records are maintained by EBI or its Affiliates, upon reasonable notice and during regular business hours and under obligations of confidentiality. Results of such audit shall be made available to both EBI and ThromboGenics. If the audit reflects an overpayment of any amounts payable by ThromboGenics, such overpayment, together with interest calculated in the manner provided in Section 6.7, shall be credited to future payments owed by ThromboGenics. If the overpayment is equal to or greater than [**] percent ([**]%) of the amount that was otherwise due, EBI shall pay all of ThromboGenics’ reasonable out-of-pocket expenses of such audit. If the audit reflects an underpayment of any amounts by ThromboGenics, the amount of such underpayment shall be remitted to EBI within [**] days after such audit and following receipt of an invoice from EBI.

6.6 Method of Payment. All amounts payable by a Party (the “Paying Party”) hereunder shall be paid by or on behalf of such Paying Party in US Dollars. With respect to sales of Collaboration Products invoiced in US Dollars, the Net Sales, deductions with respect to Net Sales and royalties payable to EBI shall be expressed in US Dollars. With respect to sales of Collaboration Products invoiced in a currency other than US Dollars, the Net Sales, deductions with respect to Net Sales and royalties payable shall be expressed in their US Dollar equivalent, calculated using the applicable conversion rates for buying US Dollars published by The Wall Street Journal (Eastern Edition) on the last Business Day of the Calendar Quarter to which the royalty report relates. All payments due to a Party (the “Payee Party”) hereunder shall be made by wire transfer directly to an account designated by the Payee Party. The Payee Party shall be responsible for all charges from the receiving bank due to the receipt of the wire transfer. The Paying Party shall be responsible for all other bank costs with respect to its payments hereunder.

6.7 Late Payments. Any amounts not paid by any Party when due shall be subject to interest from and including the date payment is due, through and including the actual date of payment by such Party, at an annual rate equal to the sum of [**]%) plus the prime rate of interest quoted in The Wall Street Journal (Eastern Edition) calculated daily on the basis of a 365-day year, or if such edition is unavailable, a similar reputable data source.

6.8 Tax Withholding.

(a) The Parties agree that, except as provided in the next sentence, no tax will be withheld from the payments to be made by ThromboGenics to EBI hereunder. All payments required under this Agreement shall be without any deduction or withholding for, or on account of, any tax or similar governmental charge imposed by any jurisdiction, unless such deduction or withholding is required by applicable Laws coming into effect after the Effective Date. If the

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Paying Party is so required to deduct or withhold, the Paying Party shall (i) promptly notify the Payee Party of such requirement, (ii) pay to the relevant authorities the full amount required to be deducted or withheld and (iii) promptly forward to the Payee Party an official report (or certified copy thereof) or other documentation reasonably acceptable to the other Party evidencing such payment to such authorities.

(b) The Parties shall reasonably cooperate in completing and filing documents required under the provisions of any applicable tax Laws or under any other applicable Law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

(c) Notwithstanding Section 6.8(a), if the Paying Party is obligated to deduct any withholding tax from a payment because this Agreement has been transferred, assigned or sublicensed by the Paying Party (or because, for any reason, a Person other than one of the original parties to this Agreement will make such payment), then the sum payable by the Paying Party (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the Payee Party receives a sum equal to the sum which it would have received if no such transfer, assignment, sublicense or substitution of the payor had occurred.

6.9 Blocked Payments. In the event that, by reason of applicable Laws in any country, it becomes impossible or illegal for ThromboGenics to transfer royalties or other payments to EBI, ThromboGenics shall, to the extent consistent with applicable Laws, have such royalties or other payments paid to EBI by a ThromboGenics Affiliate. To the extent such payment is not consistent with applicable Laws, ThromboGenics shall deposit such royalties or other payments in local currency in the relevant country to the credit of EBI in a recognized banking institution designated by EBI or, if none is designated by EBI within a period of [**] days after written request from ThromboGenics, in a recognized banking institution selected by ThromboGenics and identified in a notice in writing given to EBI.

Article VII

Intellectual Property Ownership, Patent Prosecution and Related Matters

7.1 Ownership.

(a) Background Intellectual Property. Except as expressly set forth in this Agreement and subject to the licenses granted under this Agreement, as between the Parties each Party shall retain all right, title and interest in and to the Patent Rights, Know-How and other intellectual property rights owned by, or licensed by a Third Party to, such Party or its Affiliates as of the Effective Date or thereafter during the Term, other than the Collaboration Intellectual Property.

(b) Collaboration Intellectual Property. All Collaboration Intellectual Property, solely or jointly discovered during the Research Collaboration, shall be owned jointly by the Parties, with each Party having an undivided one-half ( 1⁄2) interest in the whole, and each Party hereby assigns to the other Party a sufficient interest in its rights in and to the Collaboration Intellectual Property so as to effect such joint ownership. Subject to the licenses

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granted herein and the other terms and conditions of this Agreement, each Party shall have the right to exploit the Collaboration Intellectual Property, or license or grant rights under the Collaboration Intellectual Property to its Affiliates or any Third Party, without any duty to account to the other Party.

7.2 Prosecution and Maintenance of Patent Rights.

(a) Background Patent Rights. Each Party shall have the sole right, but not the obligation, to conduct Patent Prosecution for the Patent Rights, Know-How and other intellectual property rights owned by, or licensed by a Third Party to, such Party or its Affiliates as of the Effective Date or thereafter during the Term, other than the Collaboration Intellectual Property.

(b) Collaboration Patent Rights. Subject to the terms of this Section 7.2(b), ThromboGenics shall be responsible for the Patent Prosecution of the Collaboration Patent Rights in both Parties’ names, at ThromboGenics’ expense.

(i) Within [**] days after the Effective Date, the Parties shall establish a joint patent committee (the “JPC”) to discuss strategy for, and coordinate, the Patent Prosecution of the Collaboration Patent Rights during the Research Term. The JPC shall be comprised of one (1) representative of each Party. Each Party may change its representative to the JPC at any time upon written notice to the other Party. After the Research Term, the Parties shall directly interact with respect to matters which had been under the purview of the JPC.

(ii) During the Research Term the provisions of Sections 3.4(c) and 3.4(d) shall apply to the JPC in the same way it applies to the JRC, and the JPC shall be disbanded at the end of the Research Term.

(iii) Each Party, through its representative, shall have one (1) vote on the JPC. Both Parties must vote in the affirmative to allow the JPC to take any action that requires the approval of the JPC. Decision on any matter may be taken at a meeting, by teleconference, videoconference or by written agreement. Either Party may convene a special meeting of the JPC for the purpose of resolving any dispute within the JPC’s jurisdiction that represents a material issue the resolution of which cannot reasonably await until the next scheduled meeting of the JPC, which meeting shall be convened within [**] Business Days after such request. In conducting themselves on the JPC, and in making decisions and resolving disputes under this Section 7.2(b), the representative of each Party shall consider reasonably and in good faith all input received from the other Party, and the JPC representatives of the Parties shall use reasonable efforts to reach consensus on all matters before them.

(iv) If the JPC is unable to resolve any dispute within the responsibilities of the JPC within [**] Business Days after a Party provides notice to the other Party of the existence of such dispute, or if the JPC no longer remains in place at the time of a dispute within the responsibilities of the JPC specified in Section 7.2(b)(i) and representatives appointed by each of the Parties are unable to resolve such dispute within [**] Business Days after a Party provides notice to the other Party of the existence of such dispute, [**] may resolve such dispute as follows. In resolving any disputes under this Section 7.2(b), [**] shall have final

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decision-making authority on all such unresolved disputes; provided that it may not make any decision that is not consistent with the terms and conditions of this Agreement, including any decision that would increase EBI’s obligations, reduce EBI’s rights, expand ThromboGenics’ rights or reduce ThromboGenics’ obligations, and [**] shall make its decision (A) in good faith, (B) subject to the terms and conditions of this Agreement and (C) in a commercially reasonable manner.

(v) ThromboGenics shall bear all costs and expenses, including reimbursement of any costs and expenses incurred by EBI, with respect to the Patent Prosecution of the Collaboration Patent Rights. ThromboGenics shall pay all invoices issued by EBI for such costs and expenses within [**] days after receipt thereof.

(vi) Each Party shall cooperate with the other Party with respect to the Patent Prosecution of Collaboration Patent Rights pursuant to this Section 7.2(b), including by executing all such documents and instruments and performing of such acts as may be reasonably necessary in order to permit ThromboGenics to perform such Patent Prosecution, and by making its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable ThromboGenics to undertake such Patent Prosecution.

(vii) ThromboGenics shall, through the JPC during the Research Term, or directly with EBI thereafter:

(A) provide (itself or through patent counsel) EBI with a copy of each proposed material correspondence pertaining to substantive Patent Prosecution on the merits with the US Patent and Trademark Office (“USPTO”), the World Intellectual Property Office (“WIPO”) or the European Patent Office (“EPO”), as well as providing draft copies of patent applications to be submitted to the USPTO or to the WIPO under the Patent Cooperation Treaty, or submitted to any patent office in the Territory in a form substantially different from that previously submitted to the USPTO, the WIPO or the EPO, reasonably in advance of any applicable filing or response deadline to allow EBI to review and comment on the content of such proposed correspondence and advise ThromboGenics as to the conduct of such Patent Prosecution, which comments and advice ThromboGenics will consider in good faith;

(B) provide (itself or through patent counsel) EBI with copies of all material correspondence pertaining to substantive Patent Prosecution on the merits with the USPTO, the WIPO or the EPO after its submission or receipt, as the case may be; and

(C) seek patent term extensions, adjustments, and the like wherever available for a Collaboration Product.

7.3 Third Party Infringement.

(a) Notice. Each Party shall promptly report in writing to the other Party during the Term any known or suspected infringement of any Enforcement Patent Right by a Third Party researching, developing, making, having made, importing, exporting, using, selling, offering for sale, distributing or otherwise commercializing a Collaboration Product (including the filing of a Paragraph IV Certification or Biosimilar Filing with respect to a Collaboration

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Product) (collectively, a “Competitive Infringement”), and shall provide the other Party with all available evidence supporting such infringement or suspected infringement. Promptly after receipt of a notice of a Competitive Infringement, the Parties shall discuss in good faith the infringement and appropriate actions that could be taken to cause such infringement to cease.

(b) Enforcement. ThromboGenics shall have the first right to initiate a suit or take other appropriate action that it believes is reasonably required to prevent or abate actual or threatened infringement of, or otherwise enforce, in the best commercial interests of a Collaboration Product, the Enforcement Patent Rights against any Competitive Infringement, at ThromboGenics’ sole control and expense. If ThromboGenics fails to initiate a suit or take other appropriate action that it has the initial right to initiate or take to protect an Enforcement Patent Right which is an EBI Patent Right or a Collaboration Patent Right against any Competitive Infringement within [**] days (or such shorter period specified below in this Section 7.3(b), if applicable) after becoming aware of the basis for such suit or action, then EBI may, in its discretion, initiate a suit or take other appropriate action that it believes is reasonably required to protect such Patent Right. The [**] day period in the immediately preceding sentence shall be shortened as is reasonably necessary to enable EBI to initiate a suit or take other appropriate action if, in the absence of such shortening, a loss of rights with respect to such suit or other action would occur (including if ThromboGenics or EBI receives notification under the US Biologics Price Competition and Innovation Act of 2009 or similar Law, arising from the filing of an application for Marketing Approval of a product for which the reference listed drug is a Collaboration Product (a “Biosimilar Filing”) or a Paragraph IV Certification, in which case such [**] day period shall be shortened to [**] days). The Party filing any suit or taking any action to protect the Enforcement Patent Rights against a Competitive Infringement shall be responsible for all costs in connection therewith and, therefore, shall control all decision making related to any such suit or action, subject to Section 7.3(c) below.

(c) Conduct of Actions. The Party initiating suit or action pursuant to Section 7.3(b) shall have the sole and exclusive right to select counsel for such suit or action. At the initiating Party’s reasonable request and expense, the other Party shall join as a party to the suit or action. Such other Party shall offer reasonable assistance to the initiating Party at the initiating Party’s expense. The initiating Party shall provide the other Party with an opportunity to make suggestions and comments regarding such suit or action. The initiating Party shall, to the extent permitted by applicable Law, keep the other Party promptly informed, and shall from time to time consult with such other Party, regarding the status of any such suit or action and shall provide such other Party with copies of all material documents (including complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise directly relating to, such suit or action. The Party not initiating such suit or action shall also have the right to participate and be represented in any such suit by its own counsel at its own expense. The initiating Party shall not conduct any such suit or action in a manner that materially places at risk the scope or validity of any Enforcement Patent Right, and the initiating Party shall not settle or compromise any claim or proceeding relating to any Enforcement Patent Right without obtaining the prior written consent of the other Party. Notwithstanding the foregoing, in the event of a Biosimilar Filing, the Parties shall cooperate in good faith to determine which Enforcement Patent Rights will be identified to the alleged infringer as being infringed by such Competitive Infringement.

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(d) Recoveries. With respect to any suit or action in accordance with this Section 7.3 to protect any Enforcement Patent Right which is an EBI Patent Right or a Collaboration Patent Right, any recovery obtained by ThromboGenics as a result of any such proceeding, by settlement or otherwise, shall be applied in the following order of priority:

(i) first, each Party shall be reimbursed for all costs and expenses in connection with such proceeding paid by such Party and not otherwise recovered (on a pro rata basis, if there is an insufficient amount to fully reimburse both Parties); and

(ii) second, any damages recovered that are attributable to the Collaboration Product in the Field shall be deemed Net Sales, which ThromboGenics shall retain net of the payment of [**] percent ([**]%) thereof to EBI within [**] days after ThromboGenics’ receipt thereof.

7.4 Claimed Infringement. In the event that a Party becomes aware of any claim or threat of claim that the research, development, manufacture or commercialization hereunder of a Collaboration Product by EBI or ThromboGenics infringes or misappropriates the intellectual property rights of any Third Party, such Party shall promptly notify the other Party. Each Party shall provide to the other Party copies of any notices such Party receives from Third Parties regarding any alleged infringement of Third Party Patent Rights or any alleged misappropriation of Third Party Know-How. Such notices shall be provided promptly, but in no event after more than [**] days following receipt thereof. In any such instance, the Parties shall cooperate in undertaking an appropriate course of action, but nothing herein shall prevent a Party from protecting itself from such a claim or threat of a claim.

7.5 Patent Invalidity Claim.

(a) If a Third Party at any time asserts a claim that any Enforcement Patent Right is invalid or otherwise unenforceable (“Invalidity Claim”), either as a defense in an infringement action brought by ThromboGenics or EBI pursuant to Section 7.3 (in which cases the related costs shall be borne in accordance with Section 7.3) or in an action brought against ThromboGenics or EBI under Section 7.4, including any declaratory judgment action, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim. Neither Party shall settle or compromise any Invalidity Claim without the consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

(b) If any Invalidity Claim is brought against ThromboGenics or EBI in any new action (and not as a defense in any action brought by ThromboGenics or EBI, including actions at national or regional Patent Office level) asserting that any Enforcement Patent Right is invalid or otherwise unenforceable, the Parties shall conduct the defense of such Invalidity Claim, and bear the costs of defending such Invalidity Claim, in the same manner as they conduct the activities for and bear costs of Patent Prosecution with respect to such Patent Right pursuant to Section 7.2.

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7.6 Patent Marking. ThromboGenics shall, and shall cause its Affiliates and licensees to, mark all Collaboration Products with appropriate information with respect to Patent Rights (including indicating “patent pending” status) in accordance with US and all other Laws relating to the marking of patented articles (including 35 U.S.C. §287(a)) and corresponding foreign Laws).

Article VIII

Confidentiality

8.1 Confidential Information. All Confidential Information disclosed by a Party to the other Party hereunder or under the Confidentiality Agreement shall not be used by the receiving Party or any of its Affiliates except in connection with the activities contemplated by this Agreement and shall not be disclosed by the receiving Party or its Affiliates to any Third Party (except as set forth in the remainder of this Article VIII), without the prior written consent of the disclosing Party, except to the extent that the Confidential Information:

(a) was known or used by the receiving Party or any of its Affiliates prior to its date of disclosure by the disclosing Party;

(b) either before or after the date of the disclosure to the receiving Party hereunder or under the Confidentiality Agreement is lawfully disclosed to the receiving Party or any of its Affiliates by a Third Party rightfully in possession of and with the right to disclose such Confidential Information other than under an obligation of confidentiality;

(c) either before or after the date of the disclosure to the receiving Party hereunder or under the Confidentiality Agreement becomes generally known to the public through no fault or omission on the part of the receiving Party or its Affiliates;

(d) is independently developed by or for the receiving Party or any of its Affiliates without reference to or reliance upon any of the other Party’s Confidential Information; or

(e) is required to be disclosed by the receiving Party or its Affiliates to comply with applicable Laws, which may include the rules of the US Securities and Exchange Commission (“SEC”), or of Euronext or any other stock exchange, or to defend or prosecute litigation or arbitration or to comply with legal process; provided, that, the receiving Party provides prior written notice of such disclosure to the disclosing Party (to the extent feasible) and only discloses Confidential Information of the other Party to the extent necessary for such legal compliance or litigation purpose; and provided, further, that such information shall otherwise remain Confidential Information (subject to the exceptions in this Section 8.1).

Notwithstanding the foregoing, clauses (a), (b) and (d) shall not alter the requirement to keep the terms and conditions of this Agreement confidential, as set forth herein, subject to the remainder of this Article VIII.

8.2 Employee, Director, Consultant and Advisor Obligations. Except as otherwise expressly permitted herein, ThromboGenics and EBI each agrees that it and its Affiliates shall provide Confidential Information received from the other Party only to the receiving Party’s

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employees, directors, consultants, agents and advisors, and to the employees, directors, consultants, agents and advisors of the receiving Party’s Affiliates, who have a need to know such Confidential Information to assist the receiving Party in fulfilling its obligations under this Agreement and who are bound by obligations of confidentiality and non-use that are at least as restrictive as those set forth in this Agreement. Each Party shall remain responsible for any failure by any of its or its Affiliates’ employees, directors, consultants, agents and advisors to treat such Confidential Information as required under this Article VIII.

8.3 Publicity.

(a) Upon execution of this Agreement, EBI and ThromboGenics shall each issue a press release announcing the execution of this Agreement, substantially in the form of Exhibit C and Exhibit D, respectively, attached hereto.

(b) Each Party may issue other press releases with respect to this Agreement or the development or commercialization of a Collaboration Product (and that do not disclose the terms of this Agreement or the other Party’s Confidential Information) consistent with its own internal policies; provided, that, unless not feasible under the circumstances because of the need to comply with applicable Laws or stock exchange rules, the Party wishing to issue such press release shall provide the other Party with a copy of any draft press release related to the activities contemplated by this Agreement, at least [**] Business Days prior to its intended publication, for such other Party’s review. Such other Party may provide the issuing Party with suggested modifications to the draft press release. The issuing Party shall consider in good faith such other Party’s suggestions in issuing such press release.

8.4 Other Disclosures. Notwithstanding anything in this Agreement to the contrary, each Party shall have the right to disclose the other Party’s Confidential Information (including the terms of this Agreement) (as applicable):

(a) to such Party’s then-current or bona fide potential licensors, licensees (not limited to those described in Section 1.71(c)(xiii)), sublicensees, investors, lenders, financing sources, acquirers, investment bankers, and other Third Parties in connection with licensing (to the extent consistent with this Agreement), financing, partnering and acquisition activities, solely under obligations of confidentiality and non-use that are at least as restrictive as those set forth in this Article VIII;

(b) to conduct Patent Prosecution of Patent Rights for which such Party is responsible hereunder;

(c) to a Regulatory Authority and governmental authorities to facilitate the issuance of registrations for Collaboration Products;

(d) to such Party’s then-current or bona fide potential licensees, collaborators and Third Party contractors for purposes of engaging in the research, development, manufacture or commercialization of a Collaboration Product as contemplated hereunder, solely under obligations of confidentiality and non-use that are at least as restrictive as those set forth in this Article VIII; or

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(e) as required by applicable Laws, which may include rules of the SEC or similar regulatory agency in a country other than the US or of Euronext or any other stock exchange or other securities trading institution. In the event that this Agreement shall be included in any report, statement or other document filed by either Party or an Affiliate of either Party with the SEC or similar regulatory agency in a country other than the US or any stock exchange or other securities trading institution, such Party shall use, or shall cause such Party’s Affiliate, as the case may be, to use, reasonable efforts to obtain confidential treatment, or the equivalent, from the SEC, similar regulatory agency, stock exchange or other securities trading institution of any financial information or other information of a competitive or confidential nature, and shall include in such confidentiality request such provisions of this Agreement as may be reasonably requested by the other Party.

Further, notwithstanding anything in this Agreement (including Section 1.71(c)(xiii)) to the contrary, each Party shall have the right to disclose the terms of this Agreement to such Party’s then-current or bona fide potential licensees or sublicensees of any intellectual property rights Controlled by such Party that are the subject of this Agreement to the extent relevant to products other than a Collaboration Product.

8.5 Publications.

(a) Notwithstanding Section 8.3 and Section 8.4, a Party (the “Publishing Party”) which is, or whose Affiliate is, seeking to publish or publicly present scientific or technical data, results or other information with respect to a Collaboration Product shall provide the other Party with a copy of any proposed publication or presentation at least [**] days (or at least [**] days in the case of abstracts or oral public presentations) prior to submission for publication or presentation so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain such other Party’s Confidential Information in accordance with the requirements of this Agreement or to not jeopardize the patentability of any results or data.

(b) If the non-Publishing Party notifies the Publishing Party that such publication or presentation, in the non-Publishing Party’s reasonable judgment, (i) discloses an invention for which the non-Publishing Party desires to seek patent protection, or (ii) contains any Confidential Information of the non-Publishing Party, or could be expected to have an adverse effect on the commercial value of any Confidential Information disclosed by the non-Publishing Party to the Publishing Party, the Publishing Party shall delete such Confidential Information from the proposed publication or presentation and shall further delay such publication or presentation for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) on any invention disclosed in such publication or presentation (but no more than [**] days from the date of the non-Publishing Party’s notice thereof).

8.6 Term. All obligations of confidentiality imposed under this Article VIII shall expire [**] years following termination or expiration of this Agreement.

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Article IX

Representations and Warranties

9.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

(a) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has full power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) it has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(c) this Agreement has been duly executed and delivered on its behalf, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

(d) its execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or binding understanding, oral or written (including any Third Party Agreement), to which it is a party or by which it is bound, nor to its knowledge, violate any Law of any court, governmental body or administrative or other agency having jurisdiction over such Party; and

(e) no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or for its performance of its obligations under this Agreement, except as may be required to conduct Patent Prosecution, to conduct clinical trials, to manufacture a Collaboration Product or to seek or obtain Marketing Approvals.

9.2 Mutual Covenants. Each Party hereby covenants to the other Party that:

(a) All employees of such Party or its Affiliates working under this Agreement are and will be under the obligation to assign all right, title and interest in and to their inventions and discoveries arising in the performance of such work, whether or not patentable, to (i) such Party as the sole owner thereof or (ii) to one of such Party’s Affiliates as the sole owner thereof so that such Party Controls such inventions and discoveries;

(b) Such Party shall perform its activities pursuant to this Agreement in compliance in all material respects with applicable Laws;

(c) To its knowledge, such Party will not, in the conduct of its activities under this Agreement, (i) employ or use any contractor or consultant that employs any individual or entity debarred by the FDA (or subject to a similar sanction of EMA), or (ii) employ any

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individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA), in each of clauses (i) and (ii) in the conduct of its activities under this Agreement; and

(d) Neither Party shall, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights it controls which would conflict with, or limit the scope of, any of the rights or licenses granted or to be granted to the other Party hereunder.

9.3 DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT AND ANY WARRANTIES WITH RESPECT TO THE SUCCESS OF ANY RESEARCH OR DEVELOPMENT ACTIVITIES CONDUCTED UNDER THIS AGREEMENT.

Article X

Indemnification; Insurance; Limitations of Liability

10.1 Indemnification by ThromboGenics. ThromboGenics shall indemnify, defend and hold harmless EBI and its Affiliates, and its and their respective directors, officers, employees, agents and licensors, from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys (collectively, “Losses”), arising out of or resulting from any and all Third Party suits, claims, actions, proceedings or demands (“Claims”) to the extent based upon (a) ThromboGenics’ breach of any representation, warranty or covenant under this Agreement; (b) the negligence or willful misconduct of ThromboGenics or its Affiliates under this Agreement; or (c) the development, manufacture or commercialization of a Collaboration Product by or on behalf of ThromboGenics, its Affiliates or licensees.

10.2 Indemnification by EBI. EBI shall indemnify, defend and hold harmless ThromboGenics and its Affiliates, and its or their respective directors, officers, employees and agents, from and against any and all Losses, arising out of or resulting from any and all Third Party Claims to the extent based upon (a) EBI’s breach of any representation, warranty or covenant under this Agreement; or (b) the negligence or willful misconduct of EBI or its Affiliates under this Agreement.

10.3 Procedure.

(a) A Person entitled to indemnification under Section 10.1 or 10.2 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any Claim for which indemnification may be sought or, if earlier, upon the assertion of any such Claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Claim as provided in this Section 10.3(a) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice).

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(b) Within [**] days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party.

(c) If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnified Party for all reasonable costs and expenses, including reasonable attorney’s fees, incurred by the Indemnified Party in defending itself, within [**] days after receipt of any invoice therefor from the Indemnified Party, such invoice to be issued no more often than quarterly.

(d) The Party not controlling such defense may participate therein at its own expense; provided, that, if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party in connection with its participation in the defense action.

(e) The Party controlling such defense shall keep the other Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

(f) The Indemnified Party shall not agree to any settlement of Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, not to be unreasonably withheld, delayed or conditioned, agree to any settlement of such Claim, or consent to any judgment in respect thereof, that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party.

10.4 Insurance. Each Party shall procure and maintain insurance adequate to cover its obligations hereunder and which are consistent with normal business practices of comparable companies with respect to similar obligations and liabilities, at all times during which a Collaboration Product is clinically tested or commercially distributed or sold by or on behalf of such Party or its Affiliates or licensees. It is understood that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations hereunder. Each Party shall provide the other, upon request, with evidence of such insurance.

10.5 Limitation of Liability. EXCEPT WITH RESPECT TO ANY BREACH BY A PARTY OF ITS OBLIGATIONS UNDER SECTIONS 2.4(b) OR 5.2 OR ARTICLE VIII, AND EXCEPT TO THE EXTENT A PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE X WITH RESPECT TO THIRD PARTY CLAIMS, NEITHER PARTY SHALL BE LIABLE FOR ANY (AND EACH PARTY HEREBY DISCLAIMS ALL) SPECIAL, EXEMPLARY, CONSEQUENTIAL, PUNITIVE OR OTHER INDIRECT DAMAGES, INCLUDING LOST REVENUE AND LOST PROFITS, WHETHER

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BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHER LEGAL THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

Article XI

Term and Termination

11.1 Term. This Agreement shall become effective as of the Effective Date, may be terminated as set forth in this Article XI, and otherwise remains in effect until the expiration of all payment obligations of ThromboGenics under this Agreement (the “Term”). In any event, this Agreement shall expire in its entirety upon the expiration of all the Royalty Terms set forth in Section 6.5(b) with respect to all Collaboration Products in all countries in the Territory.

11.2 Termination for Convenience. ThromboGenics may terminate this Agreement for convenience upon three (3) months’ prior written notice given to EBI at any time following the end of the then-current Research Term.

11.3 Termination for Material Breach. Upon any material breach of this Agreement by a Party (the “Breaching Party”), the other Party may terminate this Agreement by providing [**] days’ prior written notice ([**] days’ prior written notice with respect to any payment breach) to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the [**] day period (or, with respect to any payment breach, [**] day period) unless the Breaching Party cures such breach during such [**] day period (or, with respect to any payment breach, [**] day period).

11.4 Termination by EBI for ThromboGenics Patent Challenge. If ThromboGenics or any of its Affiliates or licensees challenges the validity, enforceability, patentability or scope of any claim included in any EBI Patent Right or Collaboration Patent Right, or supports, directly or indirectly, any such challenge, EBI shall have the right to terminate this Agreement immediately upon written notice to ThromboGenics.

11.5 Termination for Bankruptcy. Either Party shall have the right to terminate this Agreement in its entirety, by and effective immediately, upon written notice to the other Party, if, at any time, (a) such other Party or its parent company shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) if such other Party or its parent company shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed or stayed within ninety (90) days after the filing thereof or (c) if such other Party or its parent company shall make a general assignment for the benefit of creditors.

11.6 Effects of Termination by ThromboGenics for Convenience or by EBI for ThromboGenics’ Uncured Breach, Patent Challenge or Bankruptcy. Upon termination of this Agreement by ThromboGenics in its entirety pursuant to Section 11.2 or by EBI pursuant to Section 11.3, Section 11.4 or Section 11.5:

(a) EBI may notify ThromboGenics in writing, within [**] days following such termination, of its desire to obtain a worldwide, exclusive, royalty-bearing license under the Patent Rights and Know-How Controlled by ThromboGenics to make, use, sell and otherwise exploit Collaboration Products.

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(b) Should EBI so notify ThromboGenics as per Section 11.6(a) above, the Parties will negotiate in good faith commercially reasonable terms for such license, and any dispute with respect thereto will be resolved by the Executive Officers. Such terms shall include, without limitation, the transfer by ThromboGenics to EBI of materials related to preclinical and clinical trials to such Collaborations Product, Regulatory Documentation and Regulatory Approvals with respect to such Collaborations Product, Third Party licenses and manufacturing agreements related to such Collaborations Product, for all of which ThromboGenics will be reasonably compensated.

(c) In the event that (i) EBI does not notify ThromboGenics of its desire to obtain a license pursuant to Section 11.6(a), or (ii) the Executive Officers are unable to agree upon terms of such license pursuant to Section 11.6(b) within [**] days after ThromboGenics’ receipt of notice from EBI pursuant to Section 11.6(a), EBI shall, within [**] days of the occurrence of either event in clause (i) or (ii) above, destroy all Confidential Information belonging only to ThromboGenics, other than with respect to maintaining one (1) archival copy of Confidential Information related thereto for its legal files, and shall provide ThromboGenics with certification by an officer of EBI that all such Confidential Information have been destroyed or returned to ThromboGenics, as appropriate. If ThromboGenics, itself or through an Affiliate or licensee, furthers the research, development, manufacture, sale or other exploitation of Collaboration Products in the Field in the Territory, the provisions of Sections 6.3 through 6.9 shall apply.

11.7 Effects of Termination by ThromboGenics for EBI’s Uncured Breach or Bankruptcy. Upon termination of this Agreement by ThromboGenics pursuant to Section 11.3 or Section 11.5, (i) all licenses and rights granted by ThromboGenics to EBI under this Agreement shall terminate; (ii) at EBI’s reasonable expense (if this Agreement is terminated pursuant to Section 11.3) or at ThromboGenics’ reasonable expense (if this Agreement is terminated pursuant to Section 11.5), EBI shall promptly (a) transfer to ThromboGenics all data, reports, records and materials in EBI’s possession or control that solely relate to the Collaboration Products, (b) return to ThromboGenics all relevant records and materials in EBI’s possession or control containing ThromboGenics’ sole Confidential Information, and (c) EBI shall, within [**] days of termination, destroy all Confidential Information belonging only to ThromboGenics, other than with respect to maintaining one (1) archival copy of Confidential Information related thereto for its legal files, and shall provide ThromboGenics with certification by an officer of EBI that all such Confidential Information have been destroyed or returned to ThromboGenics, as appropriate; (iii) ThromboGenics shall have no further diligence and exclusivity obligations per Section V; and (iv) the licenses granted under Section 2 shall continue in full force and effect on a perpetual, transferable, sublicensable basis, and ThromboGenics shall thereafter, in connection with such license, only have payment obligations to EBI, whereby all payment obligations for milestones and royalties incurred after the effective date of such termination shall be reduced by [**] percent ([**]%).

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11.8 Survival.

(a) Upon expiration or termination of this Agreement for any reason, all rights and obligations of each Party shall terminate hereunder, except as expressly set forth in Section 11.6, Section 11.7 or this Section 11.8; provided, however, that nothing in this Agreement shall be construed to release either Party from any obligations or liabilities that matured prior to the effective date of expiration or termination, or which are attributable to a period prior to such expiration or termination.

(b) Notwithstanding anything in this Agreement to the contrary, the following provisions shall expressly survive any expiration or termination of this Agreement in accordance with their terms: (i) Article I (as necessary to interpret the other surviving provisions), Section 6.5, Section 7.1, Article VIII, Section 9.3, Article X, Sections 11.6 through 11.8, Article XII and Article XIII, and (ii) Sections 6.6-6.90 with respect to any amounts that are due but unpaid as of the effective date of expiration or termination or thereafter pursuant to Section 6.5.

(c) Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.

Article XII

Dispute Resolution

12.1 Resolution of Disputes by Executive Officers and Arbitration. Except with respect to a decision made by the JRC or JPC in accordance with this Agreement, or a decision made by ThromboGenics hereunder in strict accordance with its express final decision-making authority under Section 3.4(f)(ii), 4.1(a), 4.2, 4.3(a) or 7.2(b)(iv) of this Agreement (and, for clarity, nothing herein shall prohibit EBI from disputing in good faith ThromboGenics’ compliance with its express final decision-making authority under this Agreement):

(a) In the event any dispute arises out of or in relation to or in connection with this Agreement, including any issue relating to the interpretation or application of the Agreement, the Parties shall refer such dispute to the Executive Officers for resolution and the Executive Officers shall attempt in good faith to resolve such dispute within [**] days.

(b) If the Executive Officers are unable to resolve such dispute within [**] days after such referral of such dispute to such Executive Officers, either Party may have the dispute settled by binding arbitration in the manner described below:

(i) Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution.

(ii) Additional Issues. Within [**] days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution.

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(iii) Arbitration Location; Rules. Except as expressly provided herein, the sole mechanism for resolution of any claim, dispute or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof shall be binding arbitration by CPR in New York, New York, USA, pursuant to CPR’s Arbitration Rules and Procedures, except as provided herein.

(iv) English Language. All proceedings shall be held in English and a transcribed record prepared in English. Documents submitted in the arbitration, the originals of which are not in English, shall be submitted together with a complete and accurate English translation.

(v) Selection of Arbitrators. The Parties shall each select one arbitrator within [**] days after receipt of the Arbitration Request and the two (2) arbitrators so selected shall select by mutual agreement a third arbitrator within [**] days after they have been selected as arbitrators. If all three (3) arbitrators have not been selected within [**] days after receipt of the Arbitration Request or any extension of time that is mutually agreed on, CPR shall select such additional arbitrator(s) needed to complete the three (3) arbitrator panel within [**] days thereafter. If the issues in dispute involve scientific or technical matters, any arbitrators chosen hereunder shall have educational training or experience sufficient to demonstrate a reasonable level of knowledge in the biotechnology fields.

(vi) Time Schedule. Within [**] days after initiation of arbitration, the Parties shall reach agreement upon and thereafter follow procedures directed at assuring that the arbitration will be concluded and the award rendered within no more than [**] months after selection of the three (3) arbitrators. Failing such agreement, CPR will design, and the Parties will follow procedures, directed at meeting such a time schedule.

(vii) Powers of Arbitrators. The arbitrators shall:

(A) establish and enforce appropriate rules to allow reasonable discovery by the Parties and to ensure that the proceedings, including the decision, be kept confidential and that all Confidential Information of the Parties be kept confidential and be used for no purpose other than the arbitration (unless disclosure or use is otherwise expressly permitted by this Agreement);

(B) not have any power or authority to add to, alter, amend or modify the terms of this Agreement;

(C) have the power to enforce specifically this Agreement and the terms and conditions hereof in addition to any other remedies at law or in equity; and

(D) issue all awards in writing.

(viii) Costs; Exclusion from Award. Awards rendered by the arbitrators shall not include costs of arbitration, attorneys’ fees or costs for experts and other witnesses, with respect to which each Party shall bear its own costs and expenses, except that the Parties shall share equally the fees of the arbitrators.

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(ix) Injunctive Relief. Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy such as temporary restraining order, preliminary injunction or other interim equitable relief) from the arbitrators or from any court having jurisdiction over the Parties (and prior to or during any arbitration if necessary to protect the interests of such Party in avoiding irreparable harm or to preserve the status quo pending the arbitration proceeding) and the subject matter of the dispute as necessary to protect either Party’s name, proprietary information, Know-How or any other proprietary right or otherwise to avoid irreparable harm. In particular, the Parties agree that any breach by a Party of its obligations under Section 5.2, Section 2.4(b) or Article VIII will cause irreparable harm to the other Party for which an award of monetary damages would be an inadequate remedy and, accordingly, that the other Party shall be entitled to injunctive relief enjoining such breach without the requirement to post a bond.

(x) Judgment. Judgment on any award rendered by the arbitrators may be entered in any court of competent jurisdiction.

Article XIII

Miscellaneous Provisions

13.1 Change of Control. Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, following the closing of a Change of Control of a Party (the “Acquired Party”), the other Party (the “Non-Acquired Party”) shall not obtain rights or access to the Patent Rights or Know-How of the Acquirer (as defined below) or of the Affiliates of such Acquirer (other than the Acquired Party and its Affiliates which exist immediately prior to the closing of such Change of Control (such Affiliates, the “Pre-Existing Affiliates”)); and the Acquirer and its Affiliates (other than the Acquired Party and its Pre-Existing Affiliates) shall not obtain rights or access to the Patent Rights or Know-How of the Non-Acquired Party or be bound by the restrictions set forth in Section 5.2; provided, however, that the Non-Acquired Party’s rights in all Patent Rights and Know-How of the Acquired Party and its Pre-Existing Affiliates, which Patent Rights and Know-How exist as of the date of the closing of such Change of Control and are then licensed hereunder to the Non-Acquired Party, shall remain licensed to such Non-Acquired Party after the date of the closing of such Change of Control in accordance with and subject to the terms and conditions of this Agreement and shall not be affected in any manner by virtue of such Change of Control or any transfer of such Patent Rights or Know-How following such Change of Control to the Acquirer or any Affiliate of such Acquirer (other than the Acquired Party or any of its Affiliates). “Acquirer” means, with respect to the Acquired Party, the Third Party which acquires such Acquired Party or its direct or indirect controlling Affiliate, or all or substantially all of the assets of the Acquired Party or its direct or indirect controlling Affiliate, including any Third Party which acquires control (as defined in Section 1.2) of the Acquired Party through a reverse triangular merger.

13.2 Governing Law. This Agreement, and any disputes between the Parties relating to the subject matter of this Agreement, shall be construed and the respective rights of the Parties hereto determined according to the substantive laws of the State of New York, USA, excluding any principle of conflict or choice of laws that would cause the application of the Laws of any other jurisdiction.

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13.3 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by either Party without the written consent of the other Party or as expressly permitted by this Agreement; provided, however, that a Party may, without such consent, assign this Agreement: (a) in whole or in part to any of its Affiliates; provided that, (i) such Affiliate has sufficient assets and rights to perform the assigning Party’s obligations under this Agreement, (ii) has acknowledged and confirmed in writing that, effective as of such assignment or other transfer, such Affiliate shall be bound by this Agreement as if it were the transferor, and (iii) before such Person is no longer an Affiliate, such Agreement shall be assigned back to the assigning Party or one of its Affiliates; or (b) in whole to any successor in interest by way of Change of Control, merger or acquisition or by sale of all or substantially all of its assets to which the subject matter of this Agreement relates (whether by merger, reorganization, acquisition, sale or otherwise); provided that, such successor agrees in writing (whether directly to the other Party or as indicated in or implied by the relevant merger, acquisition or purchase agreement) to be bound by the terms of this Agreement as if it were the assigning Party. Each Party may only assign this Agreement along with its interest in the Collaboration Intellectual Property, and may only assign its interest in the Collaboration Intellectual Property along with this Agreement. Any purported assignment in violation of this Section 13.3 shall be void. The terms of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.

13.4 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral, including the Confidentiality Agreement. Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

13.5 Notices. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be sufficient if (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, or (c) sent by reputable international air courier, in each case properly addressed to a Party as provided below. The effective date of notice shall be the actual date of receipt by the Party receiving the same.

Notices to EBI shall be addressed to:

Eleven Biotherapeutics, Inc.

215 First Street, Suite 400

Cambridge, Massachusetts 02139

USA

Attention: Chief Executive Officer

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

USA

Attention: David E. Redlick, Esq.

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Notices to ThromboGenics shall be addressed to:

ThromboGenics N.V.

Gaston Geenslaan 1

B-3001 Heverlee, Belgium

Attention: General Counsel

For clarity, the additional copy will be addressed for convenience only and the notification shall be deemed to have been validly delivered when addressed to the main addressee.

A Party may change its notification address by giving notice to the other Party in the manner provided in this Section 13.5.

13.6 Exports. The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls that are beyond the reasonable control of either Party. ThromboGenics agrees not to export or re-export, directly or indirectly, any Collaboration Product (or any associated product, information, items, technical data, direct product of such data, samples or equipment received or generated under this Agreement) in violation of any US export Laws or other Laws that may be applicable. ThromboGenics agrees to obtain similar covenants from its Affiliates and licensees with respect to the subject matter of this Section 13.6, to the extent applicable.

13.7 Force Majeure. Except for payment obligations, either Party shall be excused from the performance of its obligations under the Agreement, and no failure or omission by a Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability, if the same shall arise from any cause beyond the reasonable control of such Party (which may include: acts of God, acts or omissions of any government, labor disputes, epidemic, fire, flood, earthquake, accident, war, rebellion, terrorism, insurrection, riot and invasion), and such excuse shall be continued so long as the condition constituting force majeure continues; provided that, such failure or omission is cured as soon as is practicable after the end of the occurrence of such causes. The Party claiming such force majeure shall notify the other Party of the force majeure event in writing as soon as practicable, but in no event longer than five (5) Business Days after its occurrence, which notice shall reasonably identify the affected obligations under this Agreement and the extent to which performance thereof will be affected. In such event, the Parties shall meet or discuss promptly to determine an equitable solution to minimize and if reasonably feasible, overcome, the effects of any such event.

13.8 Performance by Affiliates and Licensees. To the extent that this Agreement imposes obligations on or permits the exercise of rights by Affiliates or licensees of a Party, such Party shall cause such Party’s Affiliates and licensees to perform such obligations (and all related obligations) and shall remain responsible for any breach of such obligations and for the exercise of rights by such Party’s Affiliates or licensees.

13.9 Independent Contractors. It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Party to act for, bind or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent or joint-venture partners between the Parties.

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13.10 English Language. This Agreement was prepared in the English language; any translation thereof shall be deemed for convenience only and shall never prevail against the original English version. All reports, notices and communications to be exchanged under this Agreement shall be in the English language.

13.11 No Implied Waivers; Rights Cumulative. The waiver by a Party of a breach of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right that it has or may have hereunder operate as a waiver of any right by such Party. The rights, powers and remedies expressly provided herein are cumulative and not exclusive of any rights, powers or remedies which a Party would otherwise have.

13.12 Severability. If, under applicable Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), this Agreement shall endure except for the Severed Clause. The Parties shall consult one another and use reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the objectives contemplated by the Parties when entering into the Agreement and the general balance of the respective interests of the Parties as initially intended under the Agreement.

13.13 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

[Signature Page Follows]

CONFIDENTIAL	EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have executed this Collaboration and License Agreement as of the Effective Date.

ELEVEN BIOTHERAPEUTICS, INC.

By:	/s/ Abbie Celniker
	Name:	Abbie Celniker
	Title:	CEO

THROMBOGENICS, N.V.

By:	/s/ Chris Buyse
	Name:	Chris Buyse
	Title:	CFO

By:	/s/ Patrik De Haes
	Name:	Dr. Patrik De Haes
	Title:	CEO

[Signature Page to Collaboration and License Agreement]

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Exhibit A

Initial Joint Plan and Budget

Identification of [**] modulators mimicking [**] activity

Program Goal

Generate and optimize a protein or peptide therapeutic that directly modulates the [**] to block [**]. An important consideration in selected compounds is the relative activity and potency to native [**] on [**] cells, and the compounds ability to synergize with anti-VEGF therapies.

Background

The [**] cell surface molecules mediate [**]. One member, [**], is expressed. [**] function is agonized by the soluble [**]. Interestingly the [**] pathway has been shown to modulate [**]. In addition, the [**] proteins can in turn signal in a juxtacrine way through [**] present on adjacent cells. [**]. The observations that the [**] pathway can inhibit [**] make it an attractive pathway for the development of therapeutics working in combination with anti-VEGF molecules.

There is evidence in the literature suggesting that the signaling complex on [**] requires [**] in cis. However, whether homodimerization or heterodimerization is involved in [**] signaling [**] still needs to be shown. The [**] interaction has been ascribed to [**]. The [**] of [**] proteins forms the dimerization interface. The structure of the ECD of [**] is distinct from that of [**] (which are clear paralogs), and the site of interaction has been limited to the [**].

Nonetheless, many details of the signal complex remain unclear or have contradictory data in the literature, and will therefore need to be explored to a degree in this program. The key questions are: Do the previously defined minimal interaction domains simply demarcate binding regions or do they recapitulate the full function of the intact proteins? Are there quantitative differences between the paralogs? Is signaling different when proteins are monomeric vs. dimeric/multimeric? Are both cell autonomous and non-autonomous signals necessary for full effects?

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Research Target Product Profile

Characteristic	Minimal Criteria	Preferred Criteria
[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]
[**]	[**]	[**]

[**]	[**]	[**]
[**]	[**]

Summary of approach

1.	Develop a panel of Assays to measure the effects of [**] pathway agonism in both endothelial and immune cells.

2.	Identify the minimally functional domains: explore activity of full length and truncated proteins (“Fragments”), and mixtures thereof, in the assays of step 1.

3.	Combine domains: based on results from step 2, combine domains (ligers, multimers, concatemers etc.) and re-assay to identify Hits.

4.	Select Leads, scale up and characterize their affinity, expression, stability, glycosylation state and other drug-like properties.

5.	Optimize Leads’ affinity, expression, stability, glycosylation state and other drug-like properties to improve pharmaceutical properties as appropriate.

6.	Test Leads and Optimized Leads in [**].

7.	Optionally determine crystal structure of Development Candidate complexed to its receptor/binding partner.

Work Plan

1.	Assay development

It will be crucial to evaluate candidates in an appropriate series of assays; including biochemical (binding) assays, [**].

1.1.	Biochemical assays

1.1.1.	ELISA binding assays

This assay will be used to characterize protein/domain interactions. In solution phase will be tagged proteins/domains; on the plate will be whole proteins (commercially obtained if possible), as either Fc fusions or purified monomers. The assay should provide a sense of any avidity phenomena, and will also be used to assess cross-species affinity.

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1.1.2.	SPR affinity

Similar to the ELISA assay but used on a more selective basis to explore affinity, avidity, kinetics and to better quantitate cross-species affinity.

1.1.3.	DiscoveRx in vitro enzyme complementation assays.

Relies on ligand-mediated dimerization of modified receptors to create a cytoplasmic signal by trans-complementation of an enzyme. Because the exact details of [**] receptorology are not clear, need to explore [**] homodimers and [**] heterodimers. Because the roles of the ICDs in pairing are also not clear, constructs with and without the ICDs will need to be investigated.

1.1.4.	FACS binding assays

Assay to evaluate binding to whole cells (e.g. [**]) that provide a natural cell surface milieu.

1.1.5.	[**] activation assay

Measuring a cytoplasmic response, [**].

1.2.	[**] function assays

1.2.1.	[**] blockade assay

Boyden chamber assay using [**] as chemotactant.

1.2.2.	[**] assay

Measuring [**] (or other cell line) [**] by immunocytochemistry.

1.2.3.	[**] blockade assay (optional)

Will be developed if needed depending on the availability and robustness of other assays. Measure proportion of [**] cells in a [**] by FACS, either without stimulation, or with VEGF-A/FBS stimulation.

1.2.4.	Other assays to consider

Engineer a [**] to express [**] for which [**] is blocked by exogenous [**].

1.3.	[**] function assays

1.3.1.	[**] blockade assay

Boyden chamber assay using [**].

CONFIDENTIAL

1.4.	Assay Algorithm

The goal is to identify molecules (“Hits”) that can block both [**]. Thus Fragments, Mixtures and Ligers (see Sections 2 and 3) will all be evaluated in the Primary Screening Assays. Since both functions are required, the function/assay that is more convenient to assess can be used as a filter, with the other function/assays being evaluated subsequently. Hits (Fragments, Mixtures (if applicable) or Ligers that are positive in both assays) will be further evaluated in Secondary Screening Assays according to the following scheme:

Algorithm A

[**]

Algorithm B

[**]

Algorithm A is preferred over Algorithm B, however if [**] will have insufficient throughput, Algorithm B will be selected, if the alternative primary assays are available. Boxed assays will be carried out depending on availability and necessity – this will be decided by the respective scientists from Eleven Biotherapeutics and ThromboGenics.

2.	Stage 1 – Hit Identification

The goal is to identify the individual or combinations of minimal functional domains that display [**] functionality. Constructs expressing the 33 tagged fragments and domains specified in Table 2.1 and 2.2 (“Fragments”) will be made and expressed (non-expressors will be set aside). A functional evaluation of the individual Fragments and the respective combinations specified in Table 2.3 (“Mixtures”) will be conducted in the primary assays (see 1.4 Assay Algorithm).

If the smallest tested Fragment does not recapitulate the activity of the full ECD or protein and the ECD or protein show major DLP issues, additional intermediate Fragments will need to be made to isolate the smallest fragment that does (potential iteration step).

[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]		[**]
[**]
[**]
Table 2.1

[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
	[**]	[**]
[**]
Table 2.2		Table 2.3

CONFIDENTIAL

Two key datasets will be collected for the expressors, that together constitute the Function Map:

1)	Screening results for Fragments in the primary assays

2)	Screening results for the Mixtures in the primary assay

For Fragments and Mixtures that are Hits, we will seek to characterize the interaction further according to the Assay Algorithm (section 1.4).

2.1.	Analysis

The goal is to identify the Fragments and Fragment Mixtures that will proceed to the next stage. Key questions are: Are there differences between the paralogs for a given segment? Do binding and cell-based assay results diverge for a given Fragment or Mixture? [**] results diverge for a given Fragment or Mixture? Are there domains that express particularly poorly or well?

3.	Stage 2 – Lead Identification

3.1.	Constructs

Based on the data from Section 2, individual Fragments will be genetically combined in order to create proteins (“Ligers”) that mimic the results of Mixtures, and also to try other combinations that could lead to molecules with increased potency or superior behavior. The approaches will include:

1)	Create a defined but comprehensive, combinatorial liger panel from the Fragments and Mixtures identified in Section 2.

2)	Randomly concatamerize the Fragments from Section 2 and select well-behaved, good binders in one step using yeast display.

3)	If a [**] Fragment outperforms the corresponding [**] Fragment, try evolving the [**] Fragment to have the function of [**] (by yeast display).

4)	Vary the valency of Fragments e.g. by Fc fusion or albumin fusion, as guided by the ELISA results.

5)	Deconstruct the most interesting proteins in order to define the minimally required domains to achieve the highest potency

The resulting proteins would be evaluated according to the Assay Algorithm (section 1.4).

3.2.	Analysis

The goal of this step is to identify the basic structure of the Hits that exhibit good potency, while expressing well. Iterations may be required; also, Hits could comprise just single Fragments. 2-5 proteins would be named as “Leads” to proceed to the next step (optimization).

3.3.	Lead Scale up

Stable, high-expressing pools producing untagged proteins will be created by lentiviral transduction which should be adequate to predict Leads that will be adaptable to high-level expression by traditional means. These pools should be sufficient for creating scaled-up material for in vitro biophysical characterization as well as initial in vivo studies.

CONFIDENTIAL

3.4.	Characterization

3.4.1.	In vivo characterization

Three to five Leads will be evaluated for in vivo activity per section 5.

3.4.2.	DLP evaluation

Initially, the following DLPs will be assessed: expression, activity/potency, purity, aggregation, N-terminal sequence, molecular weight and acute thermal stability (Tm, Tonset). Subsequently, Leads will be evaluated in a pre-formulation buffer screen, measuring acute thermal stability and colloidal stability at 25° and 40° C. In the preferred pre-formulation buffer, solubility, agitation stability, freeze/thaw stability, accelerated stability and viscosity will be evaluated.

4.	Stage 3 – Lead Optimization

The goal of this step is to ensure that the Leads meet the biochemical, biological and biophysical property requirements as laid out in the RTP. Potential corrective actions are:

4.1.1.	Potency

One possible efficacy comparator to the Leads is [**] in an in vitro assay. Assuming that affinity to the given target will increase potency, yeast display will be used to enhance the Leads. The JRC may decide to create an affinity-enhanced version of the Leads to test the effects of affinity in vivo.

4.1.2.	Stability

The key stability that may be addressed through engineering is thermal stability. Eleven will use its yeast display technology to select variants of a Lead with higher thermal stability.

4.1.3.	Solubility

Soluble (and high expressing) Lead variants can be selected using secretion-capture yeast display, by first selecting for high surface expressors, and then in secretion mode to identify those that can generate high supernatant concentrations.

4.1.4.	Expression

Expression improvements can be explored by Eleven’s Espresso suite of expression vectors and codon optimization. If the glycosylation state of a lead needs to be changed (i.e. to decrease or eliminate glycosylation), point mutants can be created and evaluated.

4.1.5.	PK

Eleven is developing intravitreal PK extension technologies that may be applicable to the lead if minimally efficacious dose is reached before 1 month.

CONFIDENTIAL

5.	In vivo testing

5.1.	PK assays

Eleven will develop assays for detecting Leads in biological matrices, using commercially available reagents if at all possible. There is a chance that a custom reagent (e.g. an antibody) will need to be created, for which the ThromboGenics facility would be used.

5.2.	In vivo models

Both Leads and Optimized Leads will be evaluated in vivo. The first evaluation of Leads would be more cursory, followed by a more rigorous evaluation of Optimized Leads. 1-2 molecules would be selected as Development Candidates.

5.2.1.	Rat [**] model

The goal of the rat [**] model is to investigate the ability of selected compounds to affect [**] will be induced [**], and the effect of a single dose of compound [**] will be investigated.

5.2.2.	[**] model

The goal of the [**] model is to investigate the ability of selected compounds to [**] will be treated intravitreally with a single or multiple administration of compound and [**] will be determined, possibly in combination [**].

6.	Structure determination (optional)

Based on interaction map, the lead and several interaction partners will be grown and crystallization conditions explored.

CONFIDENTIAL

RESEARCH PROGRAM

COSTS AND EXPENSES (FTE and External Costs)

	Forecast First Year										Forecast Second Year						Forecast 3rd Year
FTEs	Q1		Q2		Q3		Q4		Total		H1		H2		Total		H1		Total
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[**]	[**	]	[**	]	[**	]	[**	]	[**	]					[**	]			[**	]
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[**]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]

[**]
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[**]	[**	]	[**	]	[**	]	[**	]	[**	]					[**	]			[**	]

[**]	[**	]	[**	]	[**	]	[**	]	[**	]					[**	]			[**	]

[**]
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[**]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]

[**]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]

[**]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]

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[**]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]	[**	]

[**]	[**	]

CONFIDENTIAL

Exhibit B

List of Targets

[**]	[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

B-1

CONFIDENTIAL

Exhibit C

Press Release: EBI

Eleven Biotherapeutics Announces Collaboration with ThromboGenics to Develop a Novel Protein

Therapeutic for Ophthalmic Disease

Eleven’s Protein Therapeutic Design Capabilities Combine with ThromboGenics Novel Biologic Target to Treat Back of Eye Diseases

Cambridge, MA - May 28, 2013 –Eleven Biotherapeutics, a biopharmaceutical company creating novel and differentiated protein-based biotherapeutics for the treatment of ocular diseases, announced today that they have entered into a research collaboration and license agreement with ThromboGenics NV to research and develop a protein therapeutic based on a novel biologic target implicated in ophthalmic disease. The collaboration aims to employ Eleven’s proprietary AMP-Rx protein design technology to optimize a novel therapeutic of ThromboGenics’ selection to have improved pharmaceutical characteristics and therapeutic benefits. The novel biologic will be designed to treat back of the eye diseases such as diabetic macular edema.

Under the terms of the agreement, Eleven will receive an undisclosed upfront payment and is eligible to receive undisclosed development, regulatory and sales milestone payments as well as royalties on potential future sales. ThromboGenics will have the exclusive license to pursue development and commercialization of the novel protein and both companies will work together on preclinical research.

“Eleven’s novel approach to designing protein therapeutics for ocular diseases, which has been demonstrated with EBI-005, our lead product candidate in Phase 1b clinical development for dry eye disease, will be applied to discover and optimize novel modulators of this evolving pathway which is central to ophthalmic disease,” said Abbie Celniker, President and CEO of Eleven Biotherapeutics. “This collaboration demonstrates the commitment of both Eleven Biotherapeutics and ThromboGenics to developing proteins to treat a variety of ocular diseases and validates Eleven’s unique approach to rational protein engineering through novel structures, enhanced biophysical properties, and more effective targeting in disease pathways.”

Eleven Biotherapeutics recently presented clinical and preclinical data at the Association for Research in Vision and Ophthalmology (ARVO) 2013 Annual Meeting highlighting its novel approach to optimizing topically applied proteins on the surface of the eye and its lead product candidate, EBI-005, as the first rationally-designed topically administered IL-1 protein for the treatment of ocular diseases, including dry eye disease. Patient enrollment and dosing has been completed in a Phase 1b clinical study of EBI-005 treating patients with dry eye disease; top-line data is expected in the second half of 2013.

About Eleven Biotherapeutics

Eleven Biotherapeutics creates novel and differentiated biotherapeutics: first-of-a-kind protein-based drugs with significantly improved physical, pharmaceutical, and therapeutic benefits. The company’s AMP-Rx™ product engine brings capabilities beyond conventional approaches for making protein therapeutics, opening up new territory for the products to have novel structures, enhanced biophysical properties, and more effective targeting in disease pathways. Eleven’s success is built on designing proteins ‘fit for purpose’ that are rationally designed to have ideal therapeutic characteristics and result in best-in-class biotherapeutic products for a wide range of diseases. The Cambridge, Mass.-based company was founded in 2010 by life science investors Flagship Ventures and Third Rock Ventures and world-renowned scientific experts. For more information, please visit www.elevenbio.com.

C-1

CONFIDENTIAL

Contacts:

Eleven Biotherapeutics

Cameron Wheeler, PhD

617-858-0927

cameron@elevenbio.com

Media:

Gina Nugent

The Yates Network

617-460-3579

gina@theyatesnetwork.com

C-2

CONFIDENTIAL

Exhibit D

Press Release: ThromboGenics

ThromboGenics Licenses Innovative Technology from Eleven

Biotherapeutics to Develop Novel Drugs for the Treatment of Diabetic

Eye Diseases

Leuven, Belgium - May 28, 2013 – ThromboGenics NV (Euronext Brussels: THR) a biopharmaceutical company focused on developing and commercializing innovative ophthalmic medicines, announces that it has commenced research and development of innovative protein therapeutics to address a novel ThromboGenics’ identified biologic target implicated in a range of diabetic eye diseases such as diabetic macular edema (DME).

ThromboGenics will utilize Eleven Biotherapeutics’ proprietary AMP-Rx protein design technology to create a novel therapeutic of ThromboGenics’ selection optimized for improved pharmaceutical characteristics and therapeutic benefits.

ThromboGenics will have the exclusive license to all future developments and commercialization of this novel protein. In exchange, Eleven Biotherapeutics will receive an undisclosed upfront payment, and is eligible to receive undisclosed development, regulatory and sales milestone payments as well as royalties on potential future sales commensurate with industry standards.

Dr Patrik De Haes, CEO of ThromboGenics, said: “This is an important step forward as we continue to build our ophthalmology franchise following the recent introduction of JETREA® for the treatment of symptomatic vitreomacular adhesion (VMA)/ vitreomacular traction (VMT) in the US and Europe. We are pleased to have signed this agreement with Eleven Biotherapeutics and we are confident that by utilizing their unique ability to design and optimize protein therapeutics we will generate an innovative protein therapeutic to address a novel target that we have identified. Our research suggests that protein therapeutics directed at this target could be used to treat a broad range of diabetic eye diseases including DME”.

“Eleven’s novel approach to designing protein therapeutics for ocular diseases, which has been demonstrated with EBI-005, our lead product candidate in Phase 1b clinical development for dry eye disease, will be applied to discover and optimize novel modulators of this evolving pathway which is central to ophthalmic disease,” said Abbie Celniker, President and CEO of Eleven Biotherapeutics. “This collaboration validates Eleven’s unique approach to rational protein engineering through novel structures, enhanced biophysical properties, and more effective targeting in disease pathways.”

D-1

For further information please contact:

Thrombogenics

Wouter Piepers, Global Head of Corporate Communications

+32 16 75 13 10 / +32 478 33 56 32

Wouter.piepers@thrombogenics.com

Dr. Patrik De Haes, CEO

+32 16 75 13 10

Patrik.dehaes@thrombogenics.com

Chris Buyse, CFO

+32 16 75 13 10

Chris.buyse@thrombogenics.com

Citigate Dewe Rogerson David Dible/ Nina Enegren/ Sita Shah Tel: +44 20 7638 9571 sita.shah@citigatedr.co.uk	The Trout Group (US investor relations) Todd James/ Simon Harnest Tel: +1 646 378 2926 tjames@troutgroup.com

About ThromboGenics

ThromboGenics is an integrated biopharmaceutical company focused on developing and commercializing innovative ophthalmic and oncology medicines. The Company’s lead product, JETREA® (ocriplasmin), has been approved by the US FDA for the treatment of symptomatic VMA and was launched in January 2013.

ThromboGenics signed a strategic partnership with Alcon (Novartis) for the commercialization of JETREA® outside the United States. Under this agreement, ThromboGenics could receive up to a total of €375 million in up-front and milestone payments. It will receive significant royalties from Alcon’s net sales of JETREA®. ThromboGenics and Alcon intend to share the costs equally of developing JETREA® for a number of new vitreoretinal indications.

In Europe, JETREA® is approved for the treatment of vitreomacular traction (VMT), including when associated with macular hole of diameter less than or equal to 400 microns. Alcon has launched JETREA® in the UK and Germany.

ThromboGenics is also further exploring anti-PIGF (Placental Growth Factor), also referred to as TB-403, for the treatment of ophthalmic and oncology indications.

ThromboGenics is headquartered in Leuven, Belgium, and has-offices in Iselin, NJ (US) and Dublin, Ireland. The Company is listed on the NYSE Euronext Brussels exchange under the symbol THR. More information is available at www.thrombogenics.com.

About Eleven Biotherapeutics

Eleven Biotherapeutics creates novel and differentiated biotherapeutics: first-of-a-kind protein-based drugs with significantly improved physical, pharmaceutical, and therapeutic benefits. The company’s AMP-Rx™ product engine brings capabilities beyond conventional approaches for making protein therapeutics, opening up new territory for the products to have novel structures, enhanced biophysical properties, and more effective targeting in disease pathways. Eleven’s success is built on designing proteins ‘fit for purpose’ that are rationally designed to have ideal therapeutic characteristics and result in best-in-class biotherapeutic products for a wide range of diseases. The Cambridge, Mass.-based company was founded in 2010 by life science investors Flagship Ventures and Third Rock Ventures and world-renowned scientific experts. For more information, please visit www.elevenbio.com.

Important information about forward-looking statements

Certain statements in this press release may be considered “forward-looking”. Such forward-looking statements are based on current expectations, and, accordingly, entail and are influenced by various risks and uncertainties. The Company therefore cannot provide any assurance that such forward-looking statements will materialize and does not assume an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or any other reason. Additional information concerning risks and uncertainties affecting the business and other factors that could cause actual results to differ materially from any forward-looking statement is contained in the Company’s Annual Report.

This press release does not constitute an offer or invitation for the sale or purchase of securities or assets of ThromboGenics in any jurisdiction. No securities of ThromboGenics may be offered or sold within the United States without registration under the U.S. Securities Act of 1933, as amended, or in compliance with an exemption therefrom, and in accordance with any applicable U.S. state securities laws.